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                                                                   Exhibit 2.1
                 ASSET SALE, PURCHASE AND TRANSFER AGREEMENT


This Asset Sale, Purchase and Transfer Agreement (this "Agreement") is made as of this 12th day of March, 1996, between Hanson Natural Resources Company, a Delaware general partnership ("Hanson"), and Cavenham Energy Resources Inc., a Delaware corporation ("CERI"), and Cavenham Forest Industries Inc., a Delaware corporation ("CFII") (Hanson, CERI and CFII are collectively called "Seller"), and Willamette Industries, Inc., an Oregon corporation ("Buyer").


RECITALS:


A. Hanson, through its Cavenham Forest Industries Division and Cavenham Energy Resources Division, currently owns or leases certain assets which are used in the conduct of Hanson's timber, wood products and energy business located in Oregon, and Washington (the "Northwest Business") and Southwest Louisiana and North Louisiana (the "Remaining Louisiana Businesses").

B. Prior to the Closing Date, Hanson may: (i) transfer to CFII all of its assets (except its mineral assets) in the Northwest Business and the Remaining Louisiana Businesses, and (ii) transfer to CERI all of its mineral assets in the Northwest Business and the Remaining Louisiana Businesses, and (iii) transfer to CFII and CERI, respectively, all rights, liabilities and obligations of Hanson with respect to the assets transferred to them; and CFII and CERI will assume all rights, liabilities and obligations of Hanson with respect to the assets transferred to them. Notwithstanding the foregoing transfers, Hanson shall be bound by the covenants made by and obligations imposed on Seller in this Agreement and shall be entitled to exercise the rights granted to Seller in this Agreement. Notwithstanding the foregoing transfers, Hanson, CERI, and CFII shall each execute all of the documents listed in Section 3.4 (a) and (b) at the Closing.

C. Seller and Buyer desire to enter into this Agreement pursuant to which Seller agrees to sell and transfer and Buyer agrees to buy and accept from Seller substantially all of the assets of the Northwest Business and Remaining Louisiana Businesses, and Buyer agrees to assume certain of the liabilities and obligations of the Northwest Business and Remaining Louisiana Businesses.

It is therefore agreed as follows:

Definitions. As used herein, the following terms shall have the following meanings:

A. Assets. The term "Assets" shall mean all of the rights, properties, and assets used in the conduct of the Northwest Business and Remaining Louisiana Businesses (including, without limitation, the real and personal property, Mineral Rights, Mill Facilities, Chipper Facility, Contracts, and other items and leases described in Sections 1.1, 1.2, 1.3, and 1.4), but excluding the Excluded Assets.

B. Contracts. The term "Contracts" shall mean the contracts and leases (except for the long term leases described in Section 1.3) which are described in Sections 1.1 and 1.2 and 1.4.

C. Closing. The term "Closing" or "Closing Date" shall have the meaning ascribed to it in Section 3.1.

D. Closing Date Payment. The term "Closing Date Payment" shall have the meaning ascribed to it in Section 2.1(b).

E. Deposit. The term "Deposit" shall mean the initial sum paid by Buyer pursuant to Section 2.1(a).

F. Excluded Assets. The term "Excluded Assets" shall mean the assets excluded in Section 1.5.

G. Material Adverse Effect. The term "Material Adverse Effect" shall mean events which have an adverse effect in the aggregate which, measured in dollars, exceeds the sum of $15,000,000.

H. Material Contract. The term "Material Contract" shall have the meaning ascribed to it in Section 6.3.

I. Proration Date. The term "Proration Date" shall mean the specific date set for Closing in Section 3.1, or any subsequent date set for Closing, provided that the actual date of Closing occurs within five (5) business days after said date set for Closing.

J. Timberland Properties. The term "Timberland Properties" shall mean the real property and real property interests described in Section 1.1(a).

K. Louisiana Transitional/Transactional Definitions. To the extent this Agreement is describing Assets located in Louisiana, or rights therein, or to the extent the internal laws of Louisiana govern this Agreement: the terms "real property", "real estate" and words of similar import shall include immovable property; the term "personal property" and words of similar import shall include movable property; and the term "easements" and word of similar import shall include servitudes.

L. Affiliate of Seller. The term "Affiliate of Seller" shall mean (i) any individual, partnership, corporation, or other entity or person which is owned or controlled directly or indirectly by Hanson plc; (ii) any other individual, partnership, corporation, or other entity or person which controls or is controlled by or under common control with Seller; and (iii) any officer, director, partner, or owner of 10 percent or greater equity or voting interest in any such other corporation, partnership, or other entity or person.

M. Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended.

N. Designee. The term "Designee" shall mean a person designated by Buyer to whom particular Assets are to be transferred by Seller at Closing. Buyer shall specify each Designee and Assets to be transferred to such Designee to Seller at least fifteen (15) business days in advance of Closing for purposes of the conveyance instruments described in Section 3.4, and shall specify each potential Designee and Assets to be transferred to such Designee to Seller within three (3) weeks of mutual execution of this Agreement for purposes of requesting consents for assignments of Contract, permits, licenses, and Long Term Leases. Buyer may designate one or more of its subsidiaries and up to three additional persons or entities as Designees.

O. Agreement. The term "Agreement" shall mean this instrument and all Schedules and Exhibits attached hereto.

    1.  Sale, Purchase and Transfer of Assets.

    Subject to the terms and conditions of this Agreement, at the Closing referred to herein, Seller agrees to sell, transfer and assign and Buyer agrees to purchase and accept on the terms stated herein, all of Seller's right, title and interest in and to the Assets, including, without limitation, the following:

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    1.1  Real Property (Timberland Properties).

          (a). Timberland. Those certain parcels of real property, owned by Seller situated in the states of Oregon and Washington and in Southwest Louisiana and North Louisiana and described on Schedule 1.1 (a), together with all timber of all species, standing, dead or down, pulpwood, all felled and bucked logs, trees, shrubs and reproduction thereon as of the Closing Date, the ("Timberland" or "Timberland Properties"), excepting therefrom changes therein prior to Closing pursuant to Section 5 as a result of conduct of the Northwest Business and Remaining Louisiana Businesses, and subject to the provisions of Section 1.10 with respect to the Wauna Acreage described in
Section 1.10.

          (b).  INTENTIONALLY LEFT BLANK

          (c). Buildings, Improvements and Easements. All buildings and improvements, all roads, bridges, permits, servitudes, and easements, owned or leased by Seller or which Seller has a right to use and on or appurtenant to the Timberland Properties, including those described on Schedule 1.1(c).

          (d). Related Facilities. All sorting yards, log booms, offices, and rock pits, owned or leased by Seller and associated with the Timberland Properties, whether or not located on the Timberland Properties, including those described on Schedule 1.1 (d), and including the Chipper Facility, as defined in, and subject to the provisions of, Section 1.9.

          (e). Other Rights. All other contracts and rights specifically relating to the Timberland Properties and operations thereon including, but not limited to, contracts, contract rights, leases, servitudes, permits, licenses, notifications, approvals and authorizations of governmental bodies, including those described on Schedule 1.1 (e), to the extent assignable.

          (f). Water Rights. All water rights owned by Seller relating to and appurtenant to the Timberland Properties.

          (g). Mineral Rights. All minerals, including without express or implied limitation, oil, gas, and hydrocarbon and geothermal resources in which Seller has an interest whether or not related to such Timberland Properties in the states of Oregon and Washington and in North Louisiana and Southwest Louisiana, including those Mineral Rights listed on Schedule 1.1 (g) (the "Mineral Rights").

    1.2 Mill Facilities. The sawmill properties, shops, and offices, including all of the real property and related facilities, owned or leased by Seller, including those identified or listed on Schedule 1.2, and all rights, permits, licenses and contracts relating thereto to the extent assignable, together with all inventory of logs and other raw materials, work-in-process, finished goods, parts, scrap, wrapping, operation supplies and packaging items and finished goods used or to be used exclusively or primarily in the Northwest Business or Remaining Louisiana Businesses (including any in-transit goods, except for such goods as have been purchased by customers of Seller and are being held, stored or retained for such customers) (the "Mill Facilities").

    1.3 Long Term Leases. Seller is the lessee under those long term timber leases (the "Long Term Leases") which grant to Seller the right to grow and harvest timber on the lands described in said leases in Southwest Louisiana, subject to the terms and conditions of said leases. All of said leases are described on the attached Schedule 1.3. At Closing, Seller will assign to Buyer all of its rights under said leases, and Buyer will assume Seller's obligations under the leases, and will fully perform Seller's obligations thereunder. The attached Schedule 1.3 also indicates those leases which may be assigned by Seller without the consent of the lessor and those that require the consent of the lessor. Should any one or more of the lessors identified on the attached Schedule 1.3 be unwilling to consent to the assignment of that lease, the inability of Seller to assign that lease shall not be considered a breach of this Agreement. The Purchase Price shall be adjusted, after Closing, to reflect any reduction in the value of the Assets resulting from Seller's inability to assign said lease because such consent is not obtained or for any other reason, and Subsection 2.1(d), including the provisions relating to the amount of the Deposit payable at Closing, shall apply. Should Seller and Buyer be unable to agree upon the amount of said reduction within 10 days following the Closing Date, the issue shall then be resolved by arbitration pursuant to Section 9.2 of this Agreement; provided, that notwithstanding Section 9.2 and Section 12.3, for purposes of this Section 1.3 the arbitration shall be conducted in Bogalusa, Louisiana, in accordance with the rules of the American Arbitration Association and the provisions of Louisiana law relating to arbitration, as said rules and laws are in effect on the date of this Agreement; the appointment of the arbitrator shall ultimately be made by the 22nd Judicial District Court in and for the Parish of Washington, Louisiana; proceedings to enter a judgment with respect to any award rendered hereunder shall be undertaken in accordance with the law of the State of Louisiana, including the conflicts of laws provisions thereof; and Louisiana law shall govern.

    1.4  Personal Property.

    All of the personal property of the Northwest Business and Remaining Louisiana Businesses, except personal property which is an Excluded Asset as described in Section 1.5, shall be transferred, sold and assigned to Buyer, including, without limitation, the following:

          (a). Records. Seller's land management and other records relating to the Timberland Properties, Mill Facilities, Chipper Facility, Mineral Rights, Long Term Leases and other Assets which, in the reasonable judgment and discretion of Seller, are segregated or segregable by Seller from the overall records of Seller, including but not limited to management unit maps, aerial photographs, timber cruises, Seller's GIS and forest inventory systems for the Northwest Business and related hardware and software, road and gate records, operational records and leases, easements, deeds, licenses, survey and survey notes, information relating to oil, gas, and mineral activities, permits, approvals and authorizations of governmental agencies held by Seller in connection with the Timberland Properties, Mill Facilities, Chipper Facility, Mineral Rights, Long Term Leases and other Assets. The records shall also include all files and documents relating to customers, suppliers and contractors directly related to the Timberland Properties, Mill Facilities, Chipper Facility, Mineral Rights, Long Term Leases and other Assets which, in the reasonable judgment and discretion of Seller, are segregated or segregable from all other business records, files, books and documents of Seller.

          (b). Mobile Equipment, Machinery and Equipment. The mobile equipment, machinery, equipment, tools, fixtures and furniture used by Seller exclusively or primarily in connection with the Northwest Business and Remaining Louisiana Businesses, including those listed on Schedule 1.4(b), as such items listed thereon may have been sold, replaced, deleted or added in the ordinary course of business, together with certificates of title for motor vehicles which are licensed and owned by Seller.

          (c). Office Supplies. The office supplies and forms, packaging materials and similar miscellaneous tangible personal property used by Seller exclusively or primarily in connection with the Northwest Business and Remaining Louisiana Businesses, except such supplies which are marked or identifiable with the logo, mark or trademark of Seller or Hanson's general partners.

          (d). Contracts. All rights and obligations under those instruments not related to real property, including the contracts, leases, permits and licenses described on Schedule 1.4(d), to the extent the same are assignable, including sales orders and commitments, purchase orders and commitments, agreements and contracts of Seller which relate to work or services to be performed for or at the Northwest Business or Remaining Louisiana Businesses or the Assets.

    1.5 Excluded Assets. The parties to this Agreement expressly understand and agree that the Seller is selling, assigning, transferring or conveying to Buyer all of the assets owned or leased by Seller used in the Northwest Business and Remaining Louisiana Businesses, except the following assets, rights and properties which are owned or leased by Seller and which shall be specifically excluded from the transactions contemplated by this Agreement, notwithstanding anything to the contrary elsewhere in this Agreement ("Excluded Assets"):

          (a). all of Seller's bank accounts, depository accounts, lockbox and other accounts and deposit books and all cash therein, and all other cash, cash equivalents, and securities, including securities of Affiliates of Seller, whether or not related to the Northwest Business and Remaining Louisiana Businesses;

          (b). pension, retirement savings or other funded employee benefit plan assets of Seller or the Northwest Business and Remaining Louisiana Businesses including the Cavenham Forest Industries Inc. Retirement Plan for Salaried Employees and the Cavenham Forest Industries Inc. Retirement Plan for Hourly Employees;

          (c). tax refunds, security deposits and pledges and releases thereof, bonds and undertakings and releases thereof, all prepaid and deferred items (including prepaid rent and other prepaid expenses) and other credits, reimbursements and refunds to be made by third parties to Seller attributable in each case to periods prior to the Closing Date, whether such credits, reimbursements and refunds occur before or after the Closing Date;

          (d). accounts receivables reflected on Seller's books for goods invoiced, shipped, or delivered, and advance payments generated or incurred by or in connection with the Northwest Business and Remaining Louisiana Businesses (including allowances for deductions from remittances, employee advances, rebates, receivables, deposits on bids) and other receivables and claims including claims against third parties which arise from acts or events occurring prior to the Closing Date;

          (e). minute books, stock ledger records and related corporate records and partnership records of the Seller, or Affiliates of Seller, including GOSL Acquisition Corp. and Hanson Export Ltd., formerly Cavenham Forest Export Ltd., and all trade marks, trade names, and logos owned by Seller, or Hanson's general partners, and intellectual property (except the GIS and forest inventory systems for the Northwest Business); provided that Buyer need not remove any such trademarks, trade names and logos from the inventory included in the Assets or, for a period of thirty (30) days after the Closing Date, from other Assets;

                (f). any insurance policies, premiums, refunds and proceeds relating to the Northwest Business and Remaining Louisiana Businesses;

                (g). all leased or owned vehicles assigned to Non-transferred Employees; provided, that Seller will not assign such vehicles to Non-transferred Employees after February 1, 1996, except in the ordinary course of Seller's Northwest Business and Remaining Louisiana Businesses; and

                (h). all of Seller's personal property, rights and interests which are related primarily to the headquarters or partnership or corporate management of the Northwest Business and Remaining Louisiana Businesses, including but not limited to the leased office located at 1800 SW First Avenue, #500, Portland, Oregon, together with all office equipment, and machinery, fixtures, furniture, office supplies, all computer hardware, software (but not the hardware and software constituting the GIS system and the forest inventory system for the Northwest Business), peripherals, computer programs and supplies, and computer licenses relating to the foregoing items, and all other similar personal property, rights and interests located at McComb, Mississippi, or elsewhere which is related primarily to the headquarters or partnership or corporate management of the Northwest Business and Remaining Louisiana Businesses, including that property listed on Schedule
1.5 (h).

                (i). all personal property which is owned by a third party but not leased by Seller which is in the custody of Seller, together with all other non-operating assets owned by any Affiliate of Seller which may be held by Seller.

                (j). all real and personal property which is owned, leased or used by Seller or Affiliates of Seller and its environmental staff in connection with the environmental clean up and management of the former treated wood products operations of Crown Zellerbach and Cavenham Forest Industries Inc., including such personal property located at Columbia, Mississippi, and all real and personal property located at Urania, Louisiana, Mobile, Alabama, Gulfport, Mississippi, Sallisaw, Oklahoma and Lyman (near Gulfport), Mississippi; and all contract, rights, permits and agreements related to the treated wood products business.

                (k). all real, personal, mixed, movable and immovable property of any kind related to or used primarily in the Southeast Louisiana and Mississippi Business of Seller which has been sold to Weyerhauser Company pursuant to that Asset Sale, Purchase and Transfer Agreement dated as of February 23, 1996.

                (l). all log export contracts for the Northwest Business and Remaining Louisiana Businesses (if any).

          1.6  Assignment of Contracts.

                (a). Contracts Assignable Without Consent. Seller agrees to assign or cause to be assigned to Buyer or a Designee, as of the Closing, all of the rights of Seller under the Contracts that are assignable without consent of any third party and Buyer shall assume, as of the Closing, all obligations of Seller thereunder which arise before, at or after Closing.

                (b). Seller to Use Reasonable Efforts. Anything in this Agreement to the contrary notwithstanding, Seller shall not be obligated to sell, assign, transfer or convey or cause to be sold, assigned, transferred or conveyed to Buyer or a Designee, if applicable, any of its rights in and to any of the Contracts without first obtaining all necessary approvals, consents or waivers. Seller shall use all reasonable efforts, and Buyer shall reasonably cooperate with Seller, to obtain all necessary approvals, consents or waivers, or to resolve any impracticalities of transfer necessary to assign or convey to Buyer or a Designee, if applicable, each such Contract as soon as practicable; provided, however, that neither Seller nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which shall be paid by Seller to the third party from whom such approval, consent or waiver is requested. Such approvals, consents, and waivers shall be in favor of both Buyer and, if applicable, a Designee. In the event Seller obtains consent to assignment of a Contract prior to the Closing, Buyer shall assume, as of Closing, all obligations of Seller thereunder which arise before, at or after the Closing, as though no consent was required.

                (c). If Waivers or Consents Cannot be Obtained. To the extent that any of the approvals, consents or waivers referred to in Section 1.6(b) have not been obtained by Seller as of the Closing, or until the impracticalities of transfer are resolved, Seller shall, during the remaining term of such Contracts, use all reasonable efforts to (i) obtain the consent of any such third party with the filing fees and ordinary administrative charges payable to such third party to be split equally by the parties; (ii) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Contracts to Buyer or a Designee, if applicable, so long as Buyer fully cooperates with Seller in such arrangements; and (iii) enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights of Seller arising from such Contracts against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Contracts in accordance with the terms thereof upon the request of, and indemnification from, Buyer).

                (d). Non-assignability. To the extent that any Contract or any claim, right or benefit arising thereunder or resulting therefrom is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a government or governmental unit), or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof.

          1.7 Transferring Permits and Licenses. Seller will assign, transfer or convey, or cause to be assigned, transferred or conveyed to Buyer or a Designee, if applicable, at the Closing those permits and licenses, including those described in Schedules 1.1 (c) and (e), 1.2, and 1.4 (d) which are held or used by the Seller in connection with the Assets and which can be assigned without having to obtain the consent of any third party with respect thereto. Seller will cooperate with Buyer in obtaining any third party consents necessary to the assignment or transfer of any other permits or licenses used or held by Seller in connection with the Assets which are so assignable or transferable; however, neither Seller nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which shall be paid by Buyer to the third party from whom such approval, consent or waiver is requested. Buyer shall assume, as of Closing, all obligations of Seller arising prior to, at or after Closing under those permits and licenses which can be transferred without having to obtain the consent of any third party and those permits and licenses for which consent to transfer is obtained prior to Closing. Subsequent to the Closing, to the extent permitted by law, upon ninety (90) days prior written notice, Seller shall have the right to cancel any permits or licenses or any bonds, guarantees or undertakings by Seller applicable to the Assets or the Northwest Business and Remaining Louisiana Businesses to the extent such are not so assigned or transferred to Buyer or to a Designee pursuant to this
Section 1.7.

          1.8.  Liabilities Assumed by Buyer; Liabilities Not Assumed by
Buyer.

                (a). Assumed Liabilities. Except as expressly provided in Subsection 1.8(b), Buyer shall, effective as of the Closing and without any further responsibility or liability of or recourse to Seller, or its directors, shareholders, officers, partners, employees, agents, consultants, representatives, successors, transferees or assignees, absolutely and irrevocably assume and shall be liable and responsible for the claims, liabilities, and obligations of Seller with respect to the Timberland Properties, Mill Facilities, Chipper Facility, Mineral Rights, Long Term Leases and the Northwest Business and Remaining Louisiana Businesses, whether or not disclosed to Buyer, and whether or not occurring or arising prior to, at or after Closing, except as expressly set forth in Section 1.8(b) and except to the extent to which Seller indemnifies Buyer as expressly set forth in Section 10.1(a); and nothing in this Section 1.8(a) shall diminish Buyer's rights in Section 8.11.

          Without limiting the foregoing, Buyer shall assume the following:

                      (i). Buyer shall assume the Long Term Leases described on Schedule 1.3, and all other Contracts assigned to Buyer or a Designee pursuant to Section 1.6, and permits and licenses assigned to Buyer or a Designee pursuant to Section 1.7;

                      (ii). Buyer shall assume all matters disclosed to Buyer in Schedules 6.3 through 6.6;

                      (iii). Buyer shall assume the employee matters that are set forth in Section 11 as Buyer's responsibility;

                      (iv). Buyer shall assume the long term "fiber supply agreements" which encumber certain of the Timberland Properties and related facilities, including the Northwest Pulp Log Supply Agreement, as modified and amended; the Northwest Whole Log Wood Chip Supply Agreement (Cathlamet), as modified; and the Northwest Chipper Agreement; and

                      (v). Buyer shall assume all undertakings of, and liabilities and obligations assumed by, CFII, and all indemnity obligations of CFII, if any, to Crown Zellerbach Corporation and its successors and assigns relating to all environmental conditions arising from ownership, possession, use, or conduct of business and operations of the Indemnification Properties (as defined in Section 6.7(e) of this Agreement), which undertakings, liabilities, obligations, and indemnity obligations are contemplated in that certain Transaction Agreement dated December 14, 1985, by and between James River Corporation of Virginia and Crown Zellerbach Corporation and are more specifically set forth in that certain Undertaking dated as of May 2, 1986, by CFII in favor of Crown Zellerbach Corporation (the Transaction Agreement and Undertaking are collectively referred to herein as "Transaction Agreement/Undertaking").

                At Closing, the parties shall execute an Assignment, Acceptance, and Assumption Agreement in the form attached hereto as Schedule
1.8 to evidence the foregoing matters to be assumed by Buyer, in addition to the more specific instruments of assignment and assumption described in this Agreement.

                (b). Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the following liabilities and obligations ("Excluded Liabilities") of Seller or the Northwest Business and Remaining Louisiana Businesses shall not be assigned to Buyer nor assumed by Buyer:

                      (i) all liabilities and obligations related to the Excluded Assets;

                      (ii) trade accounts payable for items purchased and delivered as of the Closing Date, and all accrued expenses of the type set forth on Schedule 1.8(b)(ii) attached hereto which are, or under generally accepted accounting principles should be, accrued at Closing;

                      (iii) all liabilities and obligations for taxes, except for assessments and real estate taxes which shall be prorated on the Proration Date as provided in this Agreement, and except for the deferred ad valorem taxes because of classification of all or a portion of the Timberland Properties as farmland, grazing land, or timberland;

                      (iv) all liabilities and obligations of Seller to any Affiliate of Seller, except the conveyance of approximately 160 acres in Columbia County to Richard Dahlin as noted in the Real Estate Plan, and any other matters listed on Schedule 1.8(b)(iv) attached hereto;

                      (v) any liabilities or obligations to or with respect to employees of Seller, except for the obligations and liabilities to be assumed by Buyer pursuant to Section 11;

                      (vi) any obligations for borrowed funds; the term "borrowed funds" shall not be construed to include purchase money contracts and similar security interests for personal property;

                      (vii) all bodily injury claims occurring on or in connection with the Assets prior to Closing and all product liability claims arising from sale or operation of the Assets prior to Closing;

                      (viii)  any matters retained by Seller pursuant to
Section 8.2(c); and

                      (ix) all undertakings of, and liabilities and obligations assumed by, CFII, and all indemnity obligations of CFII, contemplated by or set forth in the Transaction Agreement/Undertaking, except for the undertakings, assumed liabilities and obligations, and indemnity obligations described in Section 1.8(a)(v) of this Agreement.

          1.9 Right of First Refusal on Cathlamet Chipper Facility and Site. Seller owns a chipper facility and site ("Chipper Facility") near Cathlamet, Washington. As described in the Northwest Chipper Agreement, Seller is obligated to offer the successor of Crown Zellerbach Corporation ("James River") the right of first refusal to purchase the Chipper Facility. Buyer agrees to execute and deliver to Seller, within five (5) days of execution of this Agreement, an offer to purchase the Chipper Facility, which offer shall be in the form attached hereto as Schedule 1.9. It is agreed that if James River exercises its right to purchase the Chipper Facility, then the Chipper Facility shall become an Excluded Asset as described in Section 1.5, and the Purchase Price shall be reduced by the amount which James River is obligated to pay to Seller (the "Chipper Facility Price"). If the right of James River to purchase the Chipper Facility expires unexercised prior to the Closing Date, then the Chipper Facility shall be included in the Assets and the Purchase Price shall not be adjusted. If on the Closing Date the right of James River to purchase the Chipper Facility has not expired or been exercised, then the Purchase Price shall be reduced by the Chipper Facility Price and the Chipper Facility shall be withheld from sale. If after the Closing Date such right expires unexercised, then the Buyer agrees to purchase and Seller agrees to sell the Chipper Facility, subject to the applicable fiber agreements, for the Chipper Facility Price and on the terms contained in the offer attached hereto.

          1.10 Right of First Refusal on Wauna Acreage. Seller owns approximately 259.07 acres of real property near the James River pulp and paper plant at Wauna, Oregon, described in Schedule 1.10 attached hereto ("Wauna Acreage"). Seller is obligated to offer the successor of Crown Zellerbach Corporation ("James River") the right of first refusal to purchase the Wauna Acreage. Buyer agrees to execute and deliver to Seller, within five
(5) days of execution of this Agreement, an offer to purchase the Wauna Acreage, which offer shall be in the form attached hereto as Schedule 1.10.
It is agreed that if James River exercises its right to purchase the Wauna Acreage, then the Wauna Acreage shall become an Excluded Asset as described in
Section 1.5, and the Purchase Price shall be reduced by the amount which James River is obligated to pay to Seller (the "Wauna Acreage Price"). If the right of James River to purchase the Wauna Acreage expires unexercised prior to the Closing Date, then the Wauna Acreage shall be included in the Assets and the Purchase Price shall not be adjusted. If on the Closing Date the right of James River has not expired or been exercised, then the Purchase Price shall be reduced by the Wauna Acreage Price and the Wauna Acreage shall be withheld from sale. If after the Closing Date such right expires unexercised, then Buyer agrees to purchase and Seller agrees to sell the Wauna Acreage, subject to the applicable fiber agreements, if any, for the Wauna Acreage Price and on the terms contained in the offer attached hereto.

    2. Purchase Price. Subject to adjustment in accordance with the provisions of this Agreement, the purchase price for the Assets ("Purchase Price") shall be One Billion Five Hundred Eighty Eight Million Dollars ($1,588,000,000). The Purchase Price shall be payable as provided in Section 2.1.

          2.1  Payment of Purchase Price.

                (a). Deposit. As an earnest money deposit, refundable to Buyer only as specified in this Agreement, Buyer agrees to deposit the sum of Fifty Million Dollars ($50,000,000) in cash or immediately available federal funds ("Deposit") in an interest bearing escrow trust account with Chicago Title Insurance Company ( herein "Chicago Title" or "Escrow Agent") at First Interstate Bank of Washington, N.A., in Seattle, Washington, in accordance with the Escrow Agreement attached hereto as Schedule 2.1(a) which Buyer and Seller have executed concurrently herewith. The Deposit will be made by Buyer on the same day the Escrow Agent signs the Escrow Agreement and so notifies Buyer, unless the Escrow Agent signs the Escrow Agreement after 11:00 am PST on such day, in which event the Deposit will be made by Buyer on the next business day. The Escrow Agent shall cause investment of the Deposit in accordance with the Escrow Agreement. Interest on the Deposit shall be for the account of Buyer unless Buyer defaults as described in Section 9.

                (b). Except as provided in Section 2.1(d) of this Agreement, at the Closing, Escrow Agent shall pay the Deposit to Seller and the interest thereon to Buyer, and Buyer shall pay to Seller the balance of the Purchase Price (the "Closing Date Payment"), by wire transfer of immediately available funds to the Escrow Agent's escrow trust account at Chemical Bank, New York, New York ("Seller's Bank"), which transfer shall have been received by Seller's Bank no later than 9:00 am PDT on the Closing Date. Upon confirmation to Buyer by the Escrow Agent and/or First American Title Insurance Company ("First American") that the deeds and assignments of the Long Term Leases described in Section 3.4 have been recorded, the Escrow Agent shall deliver the Closing Date Payment to Seller.

                (c). If Buyer is legally obligated to Close and if the Closing Date Payment is not received by Seller's Bank by 9:00 am PDT on the Closing Date, Seller may, at its option, either exercise the Seller's remedies described in Section 9 by reason of Buyer's default, or may accept late payment of the Closing Date Payment which shall, in such event, be accompanied by payment of an amount determined by computing simple interest on the amount of that payment at the rate of interest announced publicly by Chemical Bank in New York, New York from time to time as its "Prime Rate" (on the basis of a 360-day year) from the Closing Date to the date of payment; provided that Seller shall accept late payment (with interest) if the Closing Date Payment is received by Seller's Bank within twenty-four (24) hours of the time it was due. For purpose of this subsection (c), if the Closing Date Payment is received by Seller's Bank on the Closing Date after 9:00 am PDT, the Closing Date Payment shall be deemed to have been paid one day after (but within twenty-four (24) hours of) the Closing Date.

                (d). If, at the Closing, the parties have not resolved the Purchase Price reduction as contemplated in Section 1.3, the adverse financial impact in excess of fifteen million dollars ($15,000,000) as contemplated in
Section 8.6, or the Price Adjustment Items or Price Adjustment Notice as contemplated in Section 8.11, through arbitration or otherwise, then the parties shall proceed to Close as scheduled; provided, that the only amounts to be paid to Seller at Closing shall be the Closing Date Payment plus the portion, if any, of the Deposit that exceeds the amount of the reduction, as alleged by Buyer, that is then unresolved. The remainder of the Deposit shall continue to be held by the Escrow Agent until the earlier of mutual agreement of the parties or the arbitrator's decision. Within two (2) business days of said mutual agreement or arbitrator's decision, the Escrow Agent will deliver the remainder of the Deposit to Buyer or Seller, in accordance with said mutual agreement or arbitrator's decision, and interest on the portion of the Deposit held by the Escrow Agent that accrues after the Closing Date shall be paid to Buyer in the proportion that any overpayment returned to Buyer bears to the amount of the portion of the Deposit retained, and the balance of such interest shall be paid to Seller; and if the remainder of the Deposit is insufficient to reimburse Buyer for its overpayment in the Purchase Price, Seller shall pay Buyer the remaining amount due to Buyer within two (2) business days of said mutual agreement or arbitrator's decision.

    3.  Closing.

          3.1 Date of Closing. The Closing shall take place at the offices of Ater Wynne Hewitt Dodson & Skerritt, 222 SW Columbia, Suite 1800, Portland, Oregon or at such other place as the parties may agree in writing, on May 15, 1996, unless another time and date are mutually designated by Seller and Buyer. The foregoing date is the date on which the Seller's deed(s) to Buyer and any Designees are to be recorded immediately prior to the delivery of the Purchase Price to Seller and is referred to in this Agreement as the "Closing" or "Closing Date". Seller shall deliver possession of the Assets to Buyer on the Closing Date.

          3.2 Hart-Scott Rodino Act. Promptly upon execution of this Agreement, the Buyer and Seller shall prepare all necessary documentation and perform all other necessary actions to complete all necessary filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Each party agrees to use its best efforts to complete its initial filing within fourteen (14) days of execution of this Agreement and to respond to any request for additional information within twenty (20) days of receipt of the request. In the event the waiting period (which term includes the extension period) under the HSR Act has not expired by the Closing Date set forth in Section 3.1, the Closing Date shall be delayed until five (5) business days after expiration of the waiting period; provided, that Seller, in its sole discretion, may terminate this Agreement if the waiting period has not expired or been terminated within 115 calendar days following the date on which Seller completes its initial filing, and Buyer, in its sole discretion, may terminate this Agreement if the waiting period has not expired or been terminated within 180 calendar days of the date on which Buyer completes its initial filing. If the Agreement is terminated by either party as provided in this Section 3.2, Seller shall refund or cause to be refunded to Buyer the Deposit and any interest thereon.

          3.3 Execution and Deposit of Documents Prior to Closing. At least five (5) business days prior to the Closing Date, each of the parties, as applicable, shall execute and deposit with the Escrow Agent all of the documents listed in Section 3.4 below which are to be recorded or filed on the Closing Date. Each of the parties, as applicable, shall execute and deliver to the other party all remaining documents listed in Subsection 3.4 below on the Closing Date.

          3.4 Documents to be Delivered by Seller . At or prior to the Closing, Seller shall deliver, or cause to be delivered, the following:

                (a). documents of transfer, bills of sale, certificates of title and other instruments of transfer, dated the Closing Date, transferring to Buyer and any Designees title to the Assets. With respect to the Timberland described on Schedule 1.1(a) (including the buildings, improvements and other appurtenant interests described in Section 1.1(c) and (d)) and the real property on which the Mill Facilities and Chipper Facility are located, title shall be transferred in the form of the deed(s) attached hereto as
Schedule 3.4 (a); with respect to the Mineral Rights described in Schedule 1.1
(g), transfer shall be accomplished through mineral quit claim deeds and other instruments of transfer without warranty; with respect to all personal property, title shall be transferred by Bill of Sale in the form attached hereto as Schedule 3.4(a)(a); and with respect to the Long Term Leases to be transferred pursuant to Section 1.3, title shall be transferred in the form of the assignment attached hereto as Schedule 3.4(a)(a)(a), together with documents evidencing the consent of the lessor.

                (b). documents evidencing the assignment and assumption of the Contracts to Buyer or a Designee (together with any third-party consents required for such transfers) and the assignment and assumption of any permits and licenses (together with any third-party consents required for such transfers) not transferred pursuant to Section 3.4(a), and the Assignment, Acceptance, and Assumption Agreement described in Section 1.8;

                (c). a copy of the written consent of the general partners of Hanson authorized by resolutions of the boards of directors of Hanson's general partners, and copies of the resolutions of the boards of directors of each other Seller authorizing the execution, delivery and performance of this Agreement by Hanson and each other Seller and a certificate of the secretary or assistant secretary of Hanson's general partners and each other Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect and, with respect to CERI and CFII, that their respective shareholders have approved the transactions contemplated by this Agreement;

                (d).  the affidavits of Seller required by Section 1445
(b)(2) of the Code and by local taxing authorities, and any other documents required of Seller to transfer the Assets in accordance with this Agreement; and

                (e). satisfaction, releases or terminations of the liens and encumbrances referred to in Section 3.6.

          3.5 Documents to be Delivered by Buyer. At or prior to the Closing Date, Buyer shall deliver the following:

                (a). documents evidencing the assignment and assumption of all Contracts and the assignment and assumption of all permits and licenses transferred by Seller to Buyer pursuant to Section 3.4(a) and (b), and the Bill of Sale, and Assignment, Acceptance, and Assumption Agreement described in Section 1.8;

                (b). a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                (c). the affidavits, if any, of Buyer required by local taxing authorities, including the affidavits specified in Section 8.8 (b), and any other documents required of Buyer to transfer the Assets in accordance with this Agreement.

          3.6 Satisfaction of Liens and Encumbrances. At or prior to the Closing Date, Seller shall pay in full all liens and encumbrances for borrowed funds, income tax liens, and judgement liens on the Assets owned by Seller.
At or prior to the Closing Date, Seller shall pay all delinquent property taxes on the Assets which are owned by Seller; provided, however, that Buyer shall assume sole responsibility, as of Closing, for any ad valorem taxes which are deferred because of farm or grazing or forest use or classification.

          3.7 Transfer Taxes; Prorations. Any recording fees, transfer taxes, or sales taxes payable as a result of the sale of the Assets shall be paid by Seller. Escrow fees shall be split equally between the parties. Real estate taxes, assessments for public improvements, and all other fees and assessments related to the Assets and rent for the Long Term Leases shall be prorated as of the Proration Date.

    4. Title Insurance. Seller has delivered to Buyer evidence of title in the form of draft title reports and title commitments ("Title Reports"), as appropriate, covering the Timberland Properties and Mill Facilities and Chipper Facility referred to in Schedules 1.1(a), 1.1(d), and 1.2, copies of which are attached hereto as Schedule 4; Seller and Buyer acknowledge that the Title Reports may be revised, corrected, and supplemented by Chicago Title or First American, as the case may be, between the date of this Agreement and the Closing Date, as contemplated in Section 5(c) and, with respect to the Title Reports for the Northwest Timberland Properties and Mill Facilities and Chipper Facility, as contemplated in the letters from Rosalee Merritt to Malcolm Newkirk, copies of which are included in Schedule 4 as part of the Title Reports. In the event that Chicago Title and/or First American are not prepared to issue at Closing to Buyer or a Designee, as applicable, owner's policies of title insurance insuring title in the Timberland and Mill Facilities and Chipper Facility in Buyer or such Designee, subject only to the exceptions set forth in the Title Reports , as those Title Reports may have been revised, corrected, and supplemented by Chicago Title and/or First American as set forth above, but with no reductions, in excess of five hundred
(500) acres in the aggregate, in the acreage vested in Seller, and subject to the printed exceptions contained in such Title Reports, then Buyer shall have the rights set forth in Section 8.11 with respect to the additional reductions in acreage and additional material encumbrances to be added as exceptions to title. In the event First American is not prepared to issue at Closing a leasehold policy of title insurance insuring in Buyer or a Designee, as applicable, the lessee's interest under each Long Term Lease (subject to exceptions and objections contained in such policy), Buyer shall have the rights set forth in Section 1.3 for Seller's inability to assign such Long Term Lease. If Chicago Title or First American is not prepared to issue such owner's policies on the Closing Date for reasons other than additional reductions in acreage or additional exceptions to title, either Buyer or Seller may delay Closing until Chicago Title or First American or another title insurance company is prepared to issue such owner's policies. At Closing Buyer or the Designee, as applicable, shall purchase, at its own expense, such owner's policies; provided, Buyer and its Designees may elect not to purchase title insurance if Buyer so notifies Seller in writing on or before May 1, 1996.

    5. Conduct of the Seller's Northwest and Remaining Louisiana Businesses Pending Closing.

          (a) Between the date hereof and the Closing Date, Seller shall continue to operate the Northwest Business and Remaining Louisiana Businesses in the ordinary course and in a manner reasonably consistent with its present operating plan which establishes a maximum volume of harvest or stumpage sales for harvest ("Maximum Volume") through the Closing Date ("Operating Plan"), a copy of which is attached hereto as Schedule 5(a); provided, that Seller will not enter into log export contracts that provide for delivery of logs after Closing in recognition of the fact that Buyer will not export logs, and this change of conduct by Seller may modify Seller's ordinary course and Operating Plan but shall not affect the Maximum Volume set forth on Schedule 5(a). Subject to the foregoing, Seller shall continue to harvest, or sell stumpage for harvest, timber standing, lying, and situated upon the Timberland Properties described in Schedule 1.1 (a) and on Long Term Leases described in
Section 1.3, and operate the Mill Facilities and Chipper Facility and Northwest Business and Remaining Louisiana Businesses. Seller shall continue its various silvicultural practices consistent with its past practices, from the date hereof until the Closing Date. Seller shall have on hand, as of the close of business on the day preceding the date the Closing actually occurs, inventories valued at eight million dollars ($8,000,000.00), such determination of value to be made on a basis consistent with the Seller's prior practice.

          (b) The Purchase Price shall be increased or decreased by the difference between the actual harvest (including stumpage sales for harvest) and the Maximum Volume pursuant to the formula ("Harvesting Formula") attached hereto as Schedule 5(b), as of the date the Closing actually occurs, but such difference between actual harvest and the Maximum Volume shall not be considered a breach by Seller of this Agreement. The Purchase Price shall also be increased or decreased by the amount by which the value of Seller's inventories, on hand as of the close of business on the day preceding the date the Closing actually occurs; if such value is more than eight million dollars ($8,000,000), the Purchase Price shall be increased by the difference and if such value is less than eight million dollars ($8,000,000), the Purchase Price shall be decreased by the difference. Any such shortfall or excess of inventories on hand shall not be considered a breach by Seller of this Agreement. Adjustments, if any, to the Purchase Price in this Subsection (b) shall be made within fifteen (15) days of the date the Closing actually occurs, and each party agrees to pay to the other the adjusted amount, as applicable, without interest within said fifteen (15) days.


          (c) Seller will not take any action, (i) the result of which will be to create a Material Adverse Effect on the value of the Assets, or (ii) which is both not reasonably consistent with its Operating Plan and not in the ordinary course of business, except as otherwise set forth in this Section 5. Seller may, but is not obligated, to continue, in the ordinary course of business, to grant and obtain easements, rights of way and other similar rights to the Timberland Properties, to grant options to or lease additional Mineral Rights, and to purchase or sell or exchange additional real properties or interests therein consistent with its present plan ("Real Estate Plan"), a copy of which is attached hereto as Schedule 5(c). In the event Seller sells any additional real properties or interests therein or grants options to or leases additional Mineral Rights, other than those identified in the Real Estate Plan, the Purchase Price shall be reduced by an amount equal to the proceeds of any such sales, options, or leases, but Seller will not be deemed in breach of this Agreement. Seller shall promptly notify Buyer of the grant or obtaining of any easement, right of way or other similar right, any additional option to or lease of Mineral Rights, and any such purchase, sale or exchange; and if the transaction involves more than two hundred fifty thousand dollars ($250,000.00), Seller shall obtain Buyer's prior written consent to the transaction, which consent shall not be unreasonably withheld. For purposes of Section 4, the Title Reports shall be revised or deemed revised to reflect such transactions.

          (d) Notwithstanding the foregoing, the parties agree that, if the Closing Date is extended beyond May 15, 1996, Seller shall be deemed to be operating the Northwest Business and Remaining Louisiana Businesses in the ordinary course of business from May 16, 1996, to the date the Closing actually occurs, with respect to the activities described below if Seller:
(i) meets its obligations under the "fiber supply agreements" described in
Section 1.8(a)(iv) and operates the Chipper Facility as necessary with respect to those agreements, and (ii) continues its harvest of timber at a level that is between fifty percent (50%) and one hundred percent (100 %) of the level in the Operating Plan, and (iii) operates with at least two (2) shifts at the Mill Facility in Warrenton, Oregon, subject to curtailment by chip or residual customers or market conditions, and (iv) continues road maintenance and road construction as necessary to prevent substantial deterioration from the condition of the roads as of May 15, 1996, and as necessary to meet the needs of Seller's harvest activities, and (v) continues silvicultural and reforestation activities in Oregon and Washington as required by the forest practices acts of said states and in Louisiana in accordance with good management practices.

    6.  Representations of Seller.  Seller represents to Buyer that:

            6.1 Organization, Standing and Authority. Hanson is a general partnership organized, existing, and in good standing under the laws of the State of Delaware. Each of CERI and CFII is a corporation organized, existing, and in good standing under the laws of the State of Delaware. Seller has full power and authority to enter into and perform this Agreement. Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

            6.2 Authorization of Agreement; Authority. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate and partnership action of Seller, and this Agreement constitutes the valid and binding obligation of Seller, enforceable against each of Hanson, CERI and CFII in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of this Agreement by Seller will not (a) violate or conflict with Hanson's partnership power and authority or with CERI's and CFII's corporate power and authority; (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Seller; or (c) subject to the receipt of appropriate consents as specified in this Agreement as of the Closing Date and subject to the provisions of Section 1.6(d), conflict with, or result in the breach of the provisions of, or constitute a default under, any agreement, license, permit or other instrument to which Seller is a party or is bound or by which the Assets are bound. Except as required by the HSR Act, no consent, approval or authorization of any governmental authority is required on the part of Seller in connection with the execution, delivery and performance of this Agreement.

            6.3 Material Contracts. All of the Material Contracts which are to be transferred to Buyer at Closing and which relate to the Northwest Business and Remaining Louisiana Businesses are listed on Schedule 6.3 or
Schedule 4, and all of the Long Term Leases which relate to the Remaining Louisiana Businesses are listed on Schedule 1.3. Except as disclosed in
Schedule 6.3 or Schedule 4 said Material Contracts have not been further modified, or amended, and except as disclosed in Schedule 1.3 said Long Term Leases have not been further modified, and amended; and to the best of Seller's knowledge, neither Seller nor any party thereto is in default of any material term in said Material Contracts or Long Term Leases, and true and complete copies, including applicable amendments, of said Material Contracts and Long Term Leases have been made available to Buyer for review prior to execution of this Agreement. A Material Contract shall mean a Contract which involves payments, performance of services or delivery of goods by or to Seller after the Closing Date in an amount or value of two hundred fifty thousand dollars ($250,000.00) or more.

            6.4 Litigation; Compliance with Laws. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Seller's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement. Except as set forth on Schedule 6.4, there is no claim, litigation, proceeding or governmental investigation pending or, to the best of Seller's knowledge, threatened, or any order, injunction or decree outstanding which, if decided unfavorably, would cause Buyer to incur loss or damage in excess of one hundred thousand dollars ($100,000.00); except as disclosed on Schedule 6.4, to the best of Seller's knowledge Seller has received no written notice from a governmental authority of a material violation of law relating to the Timberland or Mill Facilities or Chipper Facility or Northwest Business or Remaining Louisiana Businesses which has not or will not have been resolved by Seller prior to Closing.

            6.5 Personal Property. Seller has, or will have on the Closing Date, good and marketable title (which includes leasehold title if applicable) to the personal property to be transferred to Buyer on the Closing Date pursuant to Section 1.4, subject to equipment leases, purchase money contracts, and similar security interests to be assumed by Buyer pursuant to
Section 1.8.

            6.6 Environmental Conditions. Except as disclosed on Schedule 6.6, to the best of Seller's knowledge there are no environmental conditions on the Indemnification Properties (as defined in Section 6.7(e)) that would cause Buyer to incur more than one hundred thousand dollars ($100,000) in loss or damage for each such environmental condition. The foregoing representation by Seller specifically includes no representation whatsoever with respect to the real property in North Louisiana and Southwest Louisiana (including the Long Term Leases), regarding the effects created by oil and gas operations.

            6.7 Disclaimer of Warranties and Representations From Seller; AS IS; Indemnity

                  (a). Personal Property. Except as otherwise expressly set forth in this Agreement, this Agreement is executed, and the personal property will be transferred, without any warranty of title, either express or implied, and without any express or implied warranty or representation as to the merchantability or fitness for any purpose of any of the equipment or other personal property included in the Assets, and without any other express or implied warranty or representation whatsoever.

                  (b).  Real Property.   Except as otherwise expressly set
forth in this Agreement, this Agreement is executed, and the real property including Timberland Properties, Mill Facilities, Chipper Facility, and Mineral Rights and Long Term Leases will be transferred, without any warranty of title, either express or implied, except warranties (if any) contained in the deed(s) conveying the real property included in the Assets, and without any express or implied warranty or representation as to the merchantability of any of the real property included in the Assets, acreage, legal access, operations or encroachments or any other condition affecting the Assets.

                  (c). Condition of Property. Except as otherwise expressly set forth in this Agreement, Buyer agrees to purchase the Timberland Properties, Mill Facilities, Chipper Facility, Mineral Rights, Long Term Leases, personal property, mobile equipment, machinery and equipment and all other Assets "as is", "where is" and with all faults. The Buyer certifies by execution hereof that it has had an opportunity to inspect the Timberland Properties, Mill Facilities, Chipper Facility, and Mineral Rights and Long Term Leases and other Assets (including the surface and subsurface of any real property) prior to executing this Agreement; that Buyer either has inspected or waived its right to inspect the Timberland Properties, Mill Facilities, Chipper Facility, and Mineral Rights and Long Term Leases and other Assets for all purposes and satisfied itself as to its physical condition, both surface and subsurface, including but not limited to conditions specifically related to the presence, release or disposal of hazardous substances, but without limiting Buyer's rights under Section 8.11; that it has not relied upon any information delivered by Seller or its agents concerning the Timberland Properties, Mill Facilities, Chipper Facility, and Mineral Rights and Long Term Leases and other Assets; and that it is relying upon its own examination of the Timberland Properties, Mill Facilities, Chipper Facility, and Mineral Rights and Long Term Leases and all other Assets in entering into and in consummating this Agreement. Buyer further acknowledges and agrees that, except as otherwise expressly set forth in this Agreement, neither Seller nor its agents have made any representations, warranties or covenants whatsoever with respect to the quantity or quality of the timber, the acreage, tax status, legal access, encroachment or physical condition of the Timberland Properties, Mill Facilities, Chipper Facility, and Mineral Rights and Long Term Leases, nor, except as expressly set forth in this Agreement, have they made any representations, warranties, or covenants whatsoever concerning the presence, release or disposal of hazardous substances thereon.

                  (d). Disclaimer. Except as otherwise expressly set forth in this Agreement, the transaction contemplated hereby shall be without any express, implied, statutory or other warranty or representation as to the condition, quantity, quality, fitness for particular purpose, freedom from redhibitory vices or defects, conformity to models or samples of materials or merchantability of any of the Assets, their fitness for any purpose, and without any other express, implied, statutory or other warranty or representation whatsoever. In addition, except as otherwise expressly set forth in this Agreement, Seller makes no warranty or representation, express, implied, statutory or otherwise, as to the accuracy or completeness of any data, reports, records, projections information or materials now, heretofore or hereafter furnished or made available to the Buyer in connection with this Agreement including, without limitation, any description of the Assets, pricing assumptions, or the environmental condition of the Assets or the portions affected by the Endangered Species Act or any other materials furnished or made available to Buyer by Seller or its agents or representatives; any and all such data, records, reports, projections, information and other materials furnished by Seller or otherwise made available to Buyer are provided to Buyer as a convenience, and shall not create or give rise to any liability of or against Seller; and any reliance on or use of the same shall be at Buyer's sole risk.

                  Buyer expressly waives the warranty of fitness for intended purposes or guarantee against hidden or latent redhibitory vices under Louisiana law, including Louisiana Civil Code Articles 2520 through 2548, and the warranty imposed by Louisiana Civil Code Articles 2475; waives all rights in redhibition pursuant to Louisiana Civil Code Article 2520, et seq; acknowledges that this express waiver shall be considered a material and integral part of this Agreement and the consideration thereof; and acknowledges that this waiver has been brought to its attention and explained in detail and that it has voluntarily and knowingly consented to this waiver or warranty of fitness and/or warranty against redhibitory vices and defects for the Assets, if the Assets or any part thereof are located in Louisiana.

                  (e)  Waiver of Claims and Indemnity.   Without limiting the
generality of any other provision in this Section 6.7, except as otherwise expressly set forth in this Agreement, Buyer assumes any and all liabilities, past, present, or future, of "Sellers" as defined below, relating to hazardous substances or materials, wastes, toxics, pollutants, solid wastes, or contaminants, including without limitation liabilities arising under any current or future legal requirement pertaining thereto, which are based upon the ownership or operation of the Assets. Except as otherwise expressly set forth in this Agreement, Buyer assumes the risk that hazardous substances or materials, wastes, toxics, pollutants, solid wastes, or contaminants may be present in, on or under the Timberland Properties, Mill Facilities, Chipper Facility, Long Term Leases, Mineral Rights or other Assets, and hereby waives, releases, and discharges forever Seller, Hanson's general partners, Affiliates of Seller, Seller's successors and assigns, and their respective shareholders, directors, officers, employees, and agents (in this Section 6.7(e) collectively referred to as "Sellers") from any and all present or future claims or demands, and any and all damages, loss, injury, liability, claims or costs, including fines, penalties judgements, claims for contribution, and cost recovery actions, arising from or in any way related to the condition, operation, or use of the Timberland Properties, Mill Facilities, Chipper Facility, Long Term Leases, Mineral Rights or other Assets or the presence of any hazardous substances or materials, wastes, toxics, pollutants, solid wastes, or contaminants in, on or under the Timberland Properties, Mill Facilities, Chipper Facility, Long Term Leases, Mineral Rights or other Assets; provided, however, that to the extent such waiver, release, or discharge will prejudice Buyer's rights to pursue third parties (not including Affiliates of Seller) who have indemnified or insured Seller (or any of the three Sellers) for some or all of the foregoing matters, Buyer shall not, and shall not be deemed to, have waived, released, or discharged "Sellers" for the sole purpose of pursuing such third parties. Except as otherwise expressly set forth in this Agreement, Buyer hereby indemnifies, holds harmless, and agrees to defend "Sellers" from and against any and all present or future claims or demands, including claims and demands asserted by any Designee, and any and all damages, losses, liabilities, injuries, fines, penalties, judgments, claims for contribution, and cost recovery actions, and consultant fees, expert witness fees, costs and expenses (including attorney's fees incurred by Seller in the case of matters involving third parties) arising from or in any way related to the presence of any hazardous substances or materials, wastes, toxics, pollutants, solid wastes, or contaminants in, on or under the (i) Timberland, (ii) real property constituting a part of the Mill Facilities or Chipper Facility, (iii) Mineral Rights, (iv) Long Term Leases, and (v) other real property constituting a part of other Assets (collectively, the Indemnification Properties"). This indemnity specifically includes the obligation of Buyer to remove, remediate, reimburse or take other actions required by law concerning any hazardous substances or materials, wastes, toxics, pollutants, solid wastes, or contaminants in, on or under the Indemnification Properties. Nothing herein shall limit Buyer's right, in good faith, to contest any action, request or requirement of any governmental agency provided that such action is taken at Buyer's sole cost, risk and expense. The provisions of this Section 6.7(e) shall not include, or create any obligation of Buyer with respect to any contractual obligation of "Sellers" or Seller's predecessors except as provided in Section 1.8(a)(v) or as disclosed on any Schedule attached to this Agreement, are solely for the benefit of "Sellers", and shall not be construed to be for the benefit of any third party or to constitute a waiver or release of rights against any third party. Seller hereby assigns to Buyer all rights and claims which Seller may now or hereafter have against third parties relating to any matter for which Buyer indemnifies "Sellers". The provisions of this Section 6.7(e) and
Section 1.8(a)(v) are intended to exclusively set forth Buyer's obligations under this Agreement with respect to assumption, waiver, release, discharge, and indemnification of environmental matters, and the provisions of Section 10.1(b) and Section 1.8(a) (other than Section 1.8(a)(v)) shall not apply to such obligations of Buyer.

      7.  Representations of Buyer.  Buyer represents to Seller as follows:

            7.1 Buyer's Organization. Buyer is a corporation organized, existing and in good standing under the laws of Oregon and has the full corporate power and authority to enter into and to perform this Agreement. Buyer is qualified to do business and is in good standing in the states of Washington and Louisiana.

            7.2 Authorization of Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            7.3 Consents of Third Parties. The execution, delivery and performance of this Agreement by Buyer will not (a) violate or conflict with the articles of incorporation or by-laws of Buyer; or (b) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Buyer. Except as required by the HSR Act, no consent, approval or authorization of any governmental authority is required on the part of Buyer in connection with the execution, delivery and performance of this Agreement.

            7.4 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the best of Buyer's knowledge, threatened, that question the validity of this Agreement or any action taken or to be taken by Buyer in connection with this Agreement. There is no litigation, proceeding or governmental investigation pending or, to the best of Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer that, if adversely determined, would have a material effect upon Buyer's ability to perform its obligations under this Agreement.

            7.5 Financing. Buyer will have, on the Closing Date, all funds necessary to pay the Purchase Price and related fees and expenses, and has, or will have on the Closing Date, the financial capacity to perform all of its other obligations under this Agreement.

      8.  Further Agreements of the Parties.

            8.1  Access to Information.  Buyer and each Designee (subject to
Section 8.7) shall have access to information, in the possession of Seller, relating to the Timberland Properties, the Mill Facilities, Chipper Facility, the Mineral Rights and the Long Term Leases and other Assets for due diligence investigation purposes and to facilitate an orderly transition in the management of those Assets in anticipation of Closing. In addition, Seller will make available to Buyer and each Designee its financial statements and shall cooperate and instruct Seller's independent auditors to cooperate, at Buyer's expense, in preparing the financial statement of the Northwest Business and Remaining Louisiana Businesses which Buyer will, or such Designee may, be required to file with the Securities Exchange Commission.

            8.2  Notice of Changes and Events.

                  (a). Each party shall promptly notify the other party in writing, and furnish to such party any information that such party may reasonably request, with respect to the occurrence of any event or the existence of any state of facts that would (i) result in the party's representations and warranties not being true if they were made at any time prior to or as of the Closing Date, or (ii) impair the party's ability to perform its obligations under this Agreement.

                  (b). Seller agrees to update and bring current all Schedules attached to this Agreement prior to the Closing Date. Any such updated Schedule shall be for informational purposes only and shall not affect the rights and obligations of the parties as set forth in this Agreement.

                  (c). Notwithstanding anything to the contrary in this Agreement, Seller shall have the right, in its sole discretion, to retain any claim, obligation, or liability that may otherwise be transferred to or assumed by Buyer in this Agreement. Seller may, without limitation, exercise this right by omitting or deleting a claim, liability, or obligation on one or more of the Schedules attached to this Agreement. If Seller exercises this right, Seller shall provide written notice to Buyer of the claim, liability, or obligation that Seller shall retain within thirty (30) days of Seller's receipt of written notice of said claim, liability, or obligation.

            8.3 Expenses. Except as otherwise specifically provided in this Agreement, Buyer and Seller shall bear their own respective expenses incurred in connection with this Agreement and in connection with all obligations required to be performed by each of them under this Agreement.

            8.4 Publicity. Buyer and Seller shall consult with each other before issuing any public announcement or press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law or regulation or rule of any stock exchange or organized securities market on which the securities of Buyer or Seller's parent are listed or traded, will not make a public announcement or issue a press release prior to such consultation. If Buyer or Seller are so required to make a public announcement or issue a press release such party shall use its best efforts to inform the other party hereto prior to making or issuing it.

            8.5  Preservation of Records.

                  (a). Buyer agrees that, without expense to Seller, Buyer or one or more Designees (i) shall preserve and keep the records relating to the Timberland Properties, Mill Facilities, Chipper Facility, Mineral Rights, Long Term Leases and other Assets delivered to it by Seller for a period of six (6) years from the Closing and (b) shall give Seller reasonable access to such records and to personnel during regular business hours if needed for any bona fide purpose, provided such access shall be at Seller's cost and expense, including reimbursement of Buyer's or any affected Designee's extraordinary costs, if any, of providing such access.

                  (b). Seller agrees that, at it own expense, it (i) shall preserve and keep the records relating to the Timberland Properties, Mill Facilities, Chipper Facility, Mineral Rights, Long Term Leases, and other Assets which were not transferred to Buyer pursuant to Section 1.4(a) and (ii) shall give Buyer and Designees reasonable access to such records and to personnel during regular business hours if needed for any bona fide purpose, provided such access shall be at Buyer's cost and expense, including reimbursement of Seller's extraordinary costs, if any, of providing such access.

                  (c). Notwithstanding the expiration of the six (6) year period in Subsection (a) above, Buyer agrees that neither Buyer nor any Designee shall destroy the records described in Subsection (a) without first giving Seller sixty (60) days advance written notice and an opportunity to take custody of such records, at Seller's cost and expense, including reimbursement of Buyer's or any affected Designee's extraordinary costs, if any.

            8.6 Casualty or Condemnation. In the event any uninsured loss or damage occurs to the Assets after the date of this Agreement, but before Closing, which has an adverse financial impact in excess of fifteen million dollars ($15,000,000) on the value of the Assets, the parties shall reduce the Purchase Price by the amount of the adverse financial impact in excess of fifteen million dollars ($15,000,000). If the parties are unable to agree on the amount of said reduction within seven (7) days of the occurrence of the loss or damage, then the amount of reduction shall be resolved by arbitration pursuant to Section 9.2; provided, however, that if said arbitration has not been completed by the date set for Closing in Section 3.1, the parties shall proceed to Close as scheduled, and Subsection 2.1(d) shall apply, including the provisions relating to the amount of the Deposit payable at Closing. In the event any insured loss, destruction, casualty or damage occurs to the Assets after the date of this Agreement, but before Closing, or in the event condemnation action is instituted on the Assets after the date of this Agreement, but before Closing, then Seller shall assign to Buyer at Closing all proceeds from such policies or condemnation action, and there shall be no adjustment in the Purchase Price. Seller shall maintain its current casualty policy and property damage insurance policy on the Mill Facility at Warrenton, Oregon, and on the Chipper Facility through Closing.

            8.7 Confidentiality. Hanson and Buyer have previously executed a Confidentiality Agreement in the form attached hereto as Schedule 8.7. Notwithstanding anything to the contrary in the Confidentiality Agreement, the parties hereto covenant and agree that the terms and provisions of this Agreement and all information and data obtained in connection with this Agreement shall be treated as Evaluation Material in the Confidentiality Agreement. Buyer shall require any third party which has not already executed the Confidentiality Agreement and to which it intends to disclose any information supplied under the Confidentiality Agreement or this Agreement to countersign and assume all of the obligations and covenants of the Confidentiality Agreement and deliver a copy of the Confidentiality Agreement to Seller, prior to delivery of any information to such third party. If this Agreement is terminated for any reason, the foregoing covenant shall survive the termination; if this Agreement is not so terminated, then the foregoing covenant shall be deemed terminated at Closing.

            8.8  Allocation and Tax Matters.

                  (a). The Purchase Price shall be allocated among the Assets in accordance with Schedule 8.8 attached hereto. Seller and Buyer agree to complete IRS form 8594 consistently with the foregoing allocation and to furnish each other with a copy of such form prepared in draft form within forty five (45) days prior to the filing due date for such form. Within sixty
(60) days after the Closing, Buyer shall submit to Seller a proposed detailed allocation schedule which is in all respects consistent with Schedule 8.8. Thereafter, Buyer and Seller shall use their respective best efforts to promptly agree to a final detailed schedule. Neither Seller nor Buyer shall file any tax return or take a position with any taxing authority that is inconsistent with the foregoing allocation.

                  (b). For purposes of preparing Washington Real Estate Excise Tax affidavits provided for in RCW 82.45.150 and computing the transfer tax in Washington County, Oregon, the parties agree to use the market value assessment as reflected on the county property tax rolls at the time of Closing. Buyer has requested that Seller satisfy ORS 93.030 by stating that the "actual consideration consists of or includes other property or value given or promised, which is part of the consideration." Buyer agrees to indemnify, defend, and hold harmless Seller from any investigation, claim, liability, fine, or penalty arising from the foregoing method of computation and compliance which Seller has used at Buyer's request. The Buyer agrees to execute at Closing a Notice of Continuance, incorporated in the Real Estate Excise Tax Affidavits provided for in RCW 82.45.150, continuing the forest land classification or designation of that portion of the Timberland Properties in the State of Washington so classified or designated as provided in RCW 84.33.140.

            8.9 Termination. This Agreement shall be terminated at any time prior to the Closing:

                  (a). by mutual written agreement executed by Seller and Buyer; or

                  (b). by either party if applicable law (including but not limited to the HSR Act) prohibits the consummation of the sale and purchase of the Assets pursuant to this Agreement or if, at the Closing Date, any action, proceeding or investigation shall have been instituted or threatened in writing by any governmental agency seeking to enjoin, restrain, prohibit, impose material conditions upon or obtain substantial damages in respect of, the transactions contemplated by this Agreement; or

                  (c).  by either party as provided in Section 3.2.

                  Upon such termination, Escrow Agent shall deliver the Deposit and any interest accrued thereon to Buyer, and neither of the parties shall have any liability or further obligation arising out of this Agreement except as expressly stated in this Agreement.

      8.10 Access Pending Closing. Buyer and any Designee may, upon reasonable notice to Seller, have access to the Timberland Properties, Mill Facilities, Chipper Facility, real property described in the Long Term Leases, and other Assets for purposes of conducting due diligence investigations and preparing for transition of ownership, all in accordance with the terms and conditions of the Access Agreement previously executed by Buyer and to be executed by any such Designee, a copy of which is attached hereto as Schedule 8.10.

      8.11  Buyer's Due Diligence.

                  (a). Buyer may conduct due diligence examinations during a period commencing on the date hereof and ending at the close of business on the day prior to the Closing Date (the "Due Diligence Period"). In the event that Buyer makes a reasonable and objective determination that there are Price Adjustment Items as defined in Section 8.11(d), Buyer will have the right, but only during the Due Diligence Period, to notify Seller in writing, with reasonable detail, of said Price Adjustment Items; provided, that no such written notice given to Seller more than thirty (30) days after the date of this Agreement shall include a Price Adjustment Item relating to environmental matters.

                  (b). In the event Buyer makes a reasonable and objective determination that there are Price Adjustment Items as defined in Section 8.11(d) which will have an aggregate adverse financial impact of at least the First Threshold in the Price Adjustment Formula set forth in Section 8.11(e), Buyer will have the right to deliver to Seller, but only during the Due Diligence Period, a notice that Buyer is entitled to an adjustment in the Purchase Price (the "Price Adjustment Notice"), provided that no Price Adjustment Notice given more than thirty (30) days after the date of this Agreement shall include a Price Adjustment Item relating to environmental matters. The Price Adjustment Notice shall be accompanied by a schedule setting forth in reasonable detail Buyer's computation of the dollar amount of the Price Adjustment Items. Seller shall either accept the price adjustment (including the appropriateness of the Price Adjustment Items listed therein) provided for in the Price Adjustment Notice, in accordance with the Price Adjustment Formula, or require that the price adjustment (including the appropriateness of the Price Adjustment Items listed therein) be determined by arbitration pursuant to Section 9.2. Seller shall be deemed to have elected to require arbitration unless Seller, within ten (10) days after receipt of the Price Adjustment Notice and at least five (5) business days prior to the Closing Date, notifies Buyer that Seller accepts the Price Adjustment Notice. If arbitration is required, Section 2.1(d) shall apply. If Seller accepts the Price Adjustment Notice, the Purchase Price shall be reduced by the adverse financial impact as set forth in the Price Adjustment Notice, in accordance with the Price Adjustment Formula. If it is determined through arbitration that the adverse financial impact is less than the First Threshold, there will be no price adjustment, but the amount of financial impact so determined shall be carried forward as a portion of the First Threshold in making the calculations in Section 10.4(c). If the arbitrator determines that the adverse financial impact is in excess of the First Threshold, the Purchase Price shall be reduced in accordance with the Price Adjustment Formula. The amount of financial impact so determined shall be carried forward as the First, Second, or Third Threshold (as applicable) in making the calculations in Section 10.4(c).

                  (c). If Buyer provides written notice of Price Adjustment Items as provided in Subsection (a) above but does not deliver to Seller the Price Adjustment Notice described in Subsection (b) above during the Due Diligence Period, Buyer will have the right, within six (6) months after Closing, to deliver to Seller a notice that Buyer is entitled to an adjustment in the First Threshold for purpose of Section 10.4 (the "Post Closing Adjustment Notice"). The Post Closing Adjustment Notice shall be accompanied by a schedule setting forth in reasonable detail Buyer's computation of the dollar amount of the Price Adjustment Items that provide the basis for the Post Closing Adjustment Notice; provided however, the Post Closing Adjustment Notice cannot allege an adverse financial impact greater than fifteen million dollars ($15,000,000) (the First Threshold). Seller shall either accept the adjustment (including the appropriateness of the Price Adjustment Items listed therein) provided for in the Post Closing Adjustment Notice, in accordance with the Price Adjustment Formula, or require that the adjustment (including the appropriateness of the Price Adjustment Items listed therein) be determined by arbitration pursuant to Section 9.2. Seller shall be deemed to have elected to require arbitration unless Seller, within ten (10) days after receipt of the Post Closing Adjustment Notice, notifies Buyer that Seller accepts the Post Closing Adjustment Notice. The adjustment so determined in this Subsection (c) shall not adjust the Purchase Price, but shall be carried forward as a portion of the First Threshold in making the calculations in
Section 10.4(c).

                  (d). In determining the adverse financial impact for purposes of Section 8.11(a), the following items shall be taken into account as Price Adjustment Items:

                        (i) Failure of Seller to be vested in title in more than five hundred (500) acres of the Timberland, in the aggregate, or to the Mill Facilities or Chipper Facility described in the Title Reports attached to this Agreement as Schedule 4, and the threshold provisions of Section 8.11 shall not apply to any such Price Adjustment Item (i.e., the Purchase Price shall be reduced by the amount of the adverse financial impact of such Item), nor shall the reduction in Purchase Price for such Item reduce the threshold provisions of Section 10.4. As used in this Subsection (i), "vested in title" means that the applicable Title Report states that the Seller (or any of the three Sellers) is vested in title (without regard to exceptions or objections noted in such Title Report).;

                        (ii) The existence of any exception to title on any portion of the Timberland: (a) which was not shown on Schedule 4, and (b) which was not disclosed on any other Schedule attached to this Agreement, and
(c) which materially interferes with the use thereof for the production and harvesting of timber; provided that the threshold provisions of Section 8.11 shall not apply to such Price Adjustment Item if the exception to title was created by Seller after the date of the applicable Title Report and was not either created in the ordinary course or consented to by Buyer, nor shall the reduction in Purchase Price for such Item reduce the threshold provisions of
Section 10.4.

                        (iii) The existence of any exception to title on the Mill Facilities or Chipper Facility: (a) which was not shown on Schedule 4 for Clatsop County or Wahkiakum County, respectively , and (b) which was not disclosed on any other Schedule attached to this Agreement, and (c) which materially interferes with the use of the Mill Facilities or Chipper Facility for their intended purpose; provided that the threshold provisions of Section
8.11 shall not apply to such Price Adjustment Item if the exception to title was created by Seller after January 1, 1996, and was not either created in the ordinary course or consented to by Buyer, nor shall the reduction in Purchase Price for such Item reduce the threshold provisions of Section 10.4.

                        (iv) The existence of any exception to title on Seller's leasehold interest in any of the Long Term Leases assigned to Buyer:
(a) which would have been an exception to title on a Title Report if such Reports had been prepared for the Long Term Leases, and (b) which was not disclosed on any Schedule attached to this Agreement, and (c) which materially interferes with the use thereof for the production and harvesting of timber; provided that the threshold provisions of Section 8.11 shall not apply if the exception to title was created by Seller after January 1, 1996, and was not either created in the ordinary course of business or consented to by Buyer, nor shall the reduction in Purchase Price for such Item reduce the threshold provisions of Section 10.4.

                        (v) The presence of any hazardous substances or materials, wastes, toxics, or contaminants in, on or under any of the Indemnification Properties (but only for thirty (30) days after the date of this Agreement and only to the extent they were not disclosed in Schedule 6.6); provided that with respect to the real property in North Louisiana and Southwest Louisiana (including the Long Term Leases), the presence of any hazardous substances or materials, wastes, toxics, or contaminants or any other effects created by, resulting from or related to oil and gas operations shall not be taken into account as Price Adjustment Items.

                        (vi)  Any breach of representations of Seller in
Section 6 of this Agreement during the Due Diligence Period, but with respect to Section 6.6, only if included in a Price Adjust Notice given within thirty
(30) days after the date of this Agreement; provided, that in determining the adverse financial impact for breach of representations of Seller, any benefit to Buyer caused by such breaches of representations of Seller and other breaches of representations of Seller during the Due Diligence Period shall be offset or taken into account.

                  (e).  Price Adjustment Formula.  As used in this Section
8.11 and in Section 10.4(b) and (c), the term "First Threshold" means fifteen million dollars ($15,000,000); the term "Second Threshold" means twenty five million dollars ($25,000,000); the term "Third Threshold" means thirty five million dollars ($35,000,000). If the First Threshold, but not the Second Threshold, is met, the Purchase Price shall be reduced by fifty percent (50%) of the amount of the adverse financial impact in excess of the First Threshold; and if the Second Threshold, but not the Third Threshold, is met, the Purchase Price shall be additionally reduced by two-thirds of the amount of the adverse financial impact in excess of the Second Threshold; and if the Third Threshold is met, the Purchase Price shall be additionally reduced by one hundred percent (100%) of the amount of the adverse financial impact in excess of the Third Threshold.

      9.  Default; Remedies; Arbitration.

            9.1 Default; Remedies. Time is of the essence of this Agreement. If either party fails or refuses to carry out this Agreement according to its terms, the other party shall be entitled to the remedies set forth below.

                  (a).  Buyer's Default.

                        (i) Buyer's Failure to Complete Purchase. Except as otherwise provided in this Agreement, in the event Buyer fails, without legal excuse, to complete the purchase of the Assets pursuant to this Agreement, the Deposit (and all interest accrued thereon) shall be forfeited to Seller as the sole and exclusive remedy available to Seller for such failure.

                        (ii)  Buyer's Other Defaults.  Nothing in Subsection
9.1 (a) shall affect or limit Seller's rights with respect to any cause of action arising from any other breach or default of the Agreement by Buyer.

                  (b). Seller's Default. Except as otherwise provided in this Agreement, in the event Seller fails or refuses to complete the purchase of the Assets or is otherwise in breach or default of its obligations in this Agreement, Buyer shall be entitled to a refund of the Deposit (and all interest accrued thereon) without prejudice to Buyer's right to terminate the Agreement and/or pursue any and all remedies available at law or in equity by reason of Seller's breach or default, including without limitation, specific performance and damages for any failure by Seller to perform the obligations to be performed by it from and after the date of this Agreement; provided, however, that Buyer's sole remedy against Seller for Seller's breach of
Section 6 and the representations set forth therein shall be as set forth in
Section 8.11 and the indemnification by Seller of Buyer as set forth in
Section 10.

            9.2 Arbitration. This Agreement shall not be subject to termination except as specifically provided in this Agreement. Any question, controversy or claim arising under or relating to this Agreement, including without limitation any such matter pertaining to an alleged event having a Material Adverse Effect or any adjustment of the Purchase Price, or for any breach hereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association and the provisions of the laws of the State of Washington relating to arbitration, as said rules and laws are in effect on the date of this Agreement. The arbitration shall be conducted in Vancouver, Washington, by and before a single arbitrator, who is experienced in the problem or problems in dispute, to be agreed upon by the Seller and Buyer, or if they are unable to agree upon an arbitrator within ten (10) days after written demand by either party for arbitration, then, at the written request of either party, the arbitrator shall be appointed by the American Arbitration Association, or failing such appointment, by the Superior Court in and for the County of Clark, State of Washington. Proceedings to obtain a judgment with respect to any award rendered hereunder shall be undertaken in accordance with the law of the State of Washington including the conflicts of laws provisions thereof.

            Each party shall pay one-half of the arbitrator's fees and expenses. Upon application to the arbitrator, the parties shall be entitled to limited discovery, including only exchange of documents and only depositions on such terms as the arbitrator may allow for purposes of fairness and to reduce the overall time and expense of the arbitration.

      10.  Indemnification and Related Matters.

             10.1  Indemnification.

                  (a) Seller agrees to defend, indemnify and hold Buyer and its parents, subsidiaries, affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against any and all loss, claims, liabilities, damages, costs and expenses, including attorneys fees incurred with respect to third parties ("Damages") resulting from, based upon, or arising out of:

                        (i) all of the Excluded Liabilities set forth in
Section 1.8(b);

                        (ii) Subject to Section 10.4, and taking into account any adjustments made for such breach in Section 8.11, breaches of Seller's representations set forth in Section 6;

                    (iii) Subject to Section 10.4, claims of third parties that are asserted after Closing, to the extent the basis of such claims arose prior to Closing; provided, that this Subsection (iii) shall only apply to a claim which will result in loss to Buyer in excess of $100,000; and provided further, that the indemnity in this Subsection (iii) shall not apply at all to matters disclosed on Schedule 6.4 or to matters covered by Section 8.11 or to matters for which Buyer is indemnifying Seller as provided in this Agreement;

                    (iv) Subject to Section 10.4, permits, licenses, or Contracts (which are not Material Contracts) assumed by Buyer pursuant to
Section 1.8 but which were not disclosed to Buyer in any Schedule attached to this Agreement; provided, that this Subsection (iv) shall only apply to a permit, license, or Contract: (a) which will require Buyer to pay more than $100,000 in any twelve-month period, and (b) which will not expire and cannot be terminated within twelve months of Closing without penalty, liability, or premium, and (c) which provides no material benefit to Buyer;

                        (v) all actions, claims, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees (incurred with respect to third parties), with respect to the foregoing.

                  (b). Buyer agrees to save, defend, indemnify and hold Seller and its general partners, parents, subsidiaries, affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against any loss, claims, liabilities, damages, costs and expenses, including attorneys' fees incurred with respect to third parties ("Damages") resulting from, based upon, or arising out of:

                        (i) any breaches, occurring before, at or after Closing, of Contracts, Long Term Leases, permits, licenses, and all other agreements and obligations transferred or assigned to Buyer;

                        (ii) the operation, management or condition of the Assets or Northwest Business or Remaining Louisiana Businesses, whether arising before, at or after the Closing, excluding only those matters covered by Section 10.1 (a)(i) above; and

                        (iii) all matters assumed by the Buyer pursuant to any and all provisions of this Agreement or any related agreement.

                        (iv) all actions, claims, suits, proceedings, demands, assessments, judgments, costs and expenses, including attorneys' fees (incurred with respect to third parties), with respect to the foregoing.

      Wherever this Agreement provides for Buyer's indemnification of Seller, the term "Seller" shall mean each or all of CERI, CFII, and Hanson.

            10.2 Determination of Damages; Claims. In calculating any amounts payable to Buyer pursuant to Section 10.1 (a) or payable to Seller pursuant to Section 10.1 (b), Seller or Buyer, as the case may be, shall receive credit for (i) any reduction in tax liability as a result of the facts giving rise to the claim for indemnification, and (ii) any insurance recoveries.

            10.3 Defense of Claims by Third Parties. If any claim is made against Buyer or Seller that, if sustained, would give rise to a liability of the other under this Agreement, Buyer or Seller, as the case may be, shall promptly cause notice of the claim to be delivered to the other and shall afford the other and its counsel, at the other's sole expense, the opportunity to defend, with counsel reasonably satisfactory to the party against which such claim is made, or settle the claim. If either party takes said opportunity to settle the claim, such party shall obtain a release of the other party in any settlement agreement with the third party.

            10.4  Limitations on the Indemnification.

               (a). With respect to Seller's indemnification of Buyer pursuant to Subsections 10.1(a) (ii), (iii), and (iv), Buyer shall promptly inform Seller in writing of each such matter, as and when Buyer becomes aware of such matter, and shall keep complete and accurate records of actual damages incurred by Buyer as a result thereof.

               (b). Seller's indemnification of Buyer pursuant to Subsections 10.1(a) (ii), (iii), and (iv) shall not commence until Buyer has incurred actual loss or damage, including, in the case of matters involving third parties, costs and attorney's fees incurred by Buyer ("Actual Loss"), in the aggregate, in excess of the First Threshold for the matters described in said Subsections. Actual loss shall also include actual loss or damage suffered by any Designee which would have been suffered by Buyer had all the Assets been transferred to Buyer. After Buyer has incurred Actual Loss in excess of the First Threshold but less than the Second Threshold, Seller's indemnification of Buyer pursuant to Subsection 10.1(a) (ii), (iii), and (iv) shall obligate Seller to compensate Buyer for fifty percent (50%) of Actual Loss incurred by Buyer in excess of said First Threshold. After Buyer has incurred Actual Loss in excess of the Second Threshold but less than the Third Threshold, Seller's indemnification of Buyer pursuant to Subsection 10.1(a) (ii), (iii), and (iv) shall obligate Seller to compensate Buyer for two-thirds (2/3) of Actual Loss incurred by Buyer in excess of the Second Threshold. After Buyer has incurred Actual Loss in excess of the Third Threshold, Seller's indemnification of Buyer pursuant to Subsection 10.1(a) (ii), (iii), and (iv) shall obligate Seller to compensate Buyer for one hundred percent (100%) of Actual Loss incurred by Buyer in excess of the Third Threshold.

                  (c). In determining the Thresholds of Seller's indemnification of Buyer in Subsection (b) above, there shall be taken into account the amounts carried forward from the Thresholds attained pursuant to
Section 8.11(b) and (c). By way of example, if it is determined, by mutual agreement or arbitration, that there is an adverse financial impact of fourteen million dollars ($14,000,000) in Section 8.11(b) or (c), Buyer would only have to incur Actual Loss of one million dollars ($1,000,000) to reach the First Threshold in Subsection (b) above. By way of another example, if it is determined that there is an adverse financial impact of thirty four million dollars ($34,000,000) in Section 8.11(b), Buyer would only have to incur Actual Loss of one million dollars ($1,000,000) to pass through the First and Second Thresholds and reach the Third Threshold in Subsection (b) above.

               (d) Notwithstanding anything to the contrary to this Agreement, Seller shall not be obligated to indemnify Buyer on any claim for indemnification submitted by Buyer to Seller after December 31, 1998, except for matters arising under Section 10.1 (a)(i).

      11.   Employee Matters.

            11.1  Definitions.

                  (a). Employees. The term "Employees" shall mean all of the persons actively employed by Seller at the Northwest and Remaining Louisiana Businesses in daily operations in hourly or salaried status immediately preceding the Closing, and those persons identified in Schedule 11.2(f) as employed by Seller in daily operation of the Business who are either a) on disability, or b) on leave of absence. This does not include persons listed in Schedule 11.1(a), which lists executive officers of Seller.

                  (b). Transferring Employees. All Employees, except Bargaining Unit Employees, who apply for, are offered, and who accept employment with Buyer on the Closing Date or within 90 days thereafter.

                  (c). Bargaining Unit Employee. Any Employee in an operation of the Northwest Business who is covered by the terms of a collective bargaining agreement between a labor organization and Seller immediately prior to the Closing Date.

                  (d). List of Employees. Schedule 11.1(d) sets forth a true and correct list of all Employees, together with their respective job titles, hourly rates or base salary, date of birth, Social Security number, and most recent date of hire (or credited service), as of ten (10) days prior to the date of this Agreement, and will be updated to be true and correct as of ten
(10) days prior to the Closing Date.

            11.2  Applications/Hiring.

                  (a). Within ten (10) days after the date this Agreement is signed, Buyer will provide applications for employment to all Seller's Employees, as defined in 11.1(d) above, provided that Buyer may also notify Seller of positions which it may not wish to continue. Buyer and Seller will cooperate in preparing Employee meetings.

                  (b). Employees from whom applications will be solicited by Buyer will also be provided with a document or documents setting forth the essential terms and conditions of employment under which Buyer intends to operate the Assets. Buyer will consider applications from all Employees of Seller who apply for employment under such terms and conditions of employment pursuant to its normal hiring procedure. If applications acceptable to Buyer are received from Seller's Salaried Employees, offers of employment shall be extended within fifteen (15) working days of application receipt or as soon as reasonably practical thereafter. Offers to other Employees who submit application and who are acceptable to Buyer will be extended on or before the Closing Date.

                  (c). Salaried Terms and Conditions. Solicitations of Seller's salaried Employees who submit applications for employment with Buyer will be made on terms and conditions of employment consistent with and generally applicable to Buyer's salaried work force in positions of like status and pay. However, in order to minimize Seller's severance cost, Buyer agrees to offer employment to at least fifty-five (55) Salaried Employees (or to such lesser number if such lesser number of Salaried Employees apply), and that for those Salaried Employees offered employment, at least 85% will be hired at 96% or more of their Base pay with Seller as listed in Schedule 11.1(d).

                  During the twelve (12) month period following Closing, Buyer agrees to provide employment consideration in filling open positions in the Portland metropolitan area (which are not filled from within) to the Employees shown on Schedule 11.1(d) who are not offered employment prior to Closing.

                  (d). Nonunion Hourly Terms and Conditions. Solicitations of Seller's nonunion hourly Employees who submit applications for employment with Buyer will be made as Buyer may determine on terms and conditions of employment consistent with their existing terms and conditions or terms and conditions consistent with and generally applicable to Buyer's nonunion hourly work force in positions of like status and pay in similar type operations of Buyer in the same region or geographic proximity.

                  (e). Bargaining Unit Employees. Buyer does not accept or assume the terms of any collective bargaining agreement of Seller. If, as a result of processing applications under paragraph (b) above, a majority of the Employees to whom Buyer extends offers of employment are from Seller's bargaining unit, Buyer will recognize the current collective bargaining agent of such Employees.

                  All Bargaining Unit Employees of the Northwest Business who accept employment with the Buyer and who commence such employment immediately after the Closing Date shall receive wages and benefits in accordance with the terms of employment established by Buyer, or, assuming recognition of a bargaining agent as described above, pursuant to any collective bargaining agreements negotiated by Buyer and the bargaining agent of such Employees after the Closing Date.

                  (f). Disabled Employees/Leave of Absences. Employees identified in Schedule 11.2(f) who make application, are offered, and accept employment must begin employment with Buyer no later than the first working day of the sixth (6th) month following the month in which the Closing Date occurs unless otherwise provided by law or extended by Buyer.

            11.3  Employment Obligations of Seller and Buyer.

                  (a).  Buyer's Obligations/Employment Claims.

                        (i)   Subject to the provisions of Section 11.4 and
Section 11.5, Buyer agrees to assume all employment-related obligations accruing on or after the Closing Date pertaining to Transferring Employees including, without limitation, compensation for services performed for Buyer (and related employment and withholding taxes); benefits accrued under any Buyer-sponsored employee welfare or pension benefit plan (as defined under ERISA Sections 3(1) and 3(2), respectively); benefits accrued under any other employee benefit plan or arrangement of Buyer covering the Transferring Employees; and workers' compensation benefits with respect to claims relating to events occurring on or after the Closing Date or filed more than one-hundred eighty (180) days after the Closing Date, regardless of date of accident or illness.

                        (ii) Buyer will retain all liability for all claims, losses, damages, and expenses (including, without limitation, reasonable attorney's fees), and other liabilities and obligations relating to or arising out of all unfair labor practice charges, wrongful termination litigation, employment discrimination charges, severance claims, health and welfare claims, retirement claims and any other claims related to employment and based upon Buyer's conduct on or after the Closing Date which are filed within applicable statutes of limitations.

                  (b).  Seller's Obligation/Employment Claims.

                        (i) Subject to the provisions of Section 11.4 and 11.5, Seller agrees to assume all employment related obligations with respect to all Employees accruing prior to the Closing Date including, without limitation, compensation for services performed for Seller (and related employment and withholding taxes); benefits accrued under any Seller sponsored employee welfare or pension plan (as defined under ERISA Sections 3(1) and 3(2) respectively) covering the Employees or former Employees prior to or after the Closing Date; benefits accrued under any other employee benefit plan or arrangement of Seller covering the Employees or former Employees prior to or after the Closing Date; and workers' compensation benefits with respect to claims filed before the Closing Date or within one hundred eighty (180) days after the Closing Date and relating to events occurring prior to the Closing Date.

                        (ii) Seller will retain all liability for any and all claims, losses, damages, and expenses (including, without limitation, reasonable attorney's fees) and other liabilities and obligations relating to or arising out of all unfair labor practice charges, wrongful termination litigation, employment discrimination charges, severance claims, health and welfare claims, asbestos claims, retirement claims, OSHA citations and any other claims arising out of any employment and based upon Seller's conduct occurring prior to the Closing Date including actions filed as of the Closing Date or filed thereafter within applicable statutes of limitations.

                  (c). COBRA. Seller shall be responsible for the health care coverage of any Employees as may be required by COBRA under affected Seller Welfare Plans. After the Closing Date, Seller shall ensure that the option of continuing health care coverage under the Seller Welfare Plans is extended to the Employees to the extent required by COBRA. Buyer shall be responsible for providing health care continuation coverage as required by COBRA to any Transferring Employees terminated by Buyer after the Closing Date.

                  (d).  Vacation Obligations/Transferring Employees.

                        (i) Vacation earned as of May 1, 1996 and to be taken in 1996 by Transferring Employees under Seller's vacation policy will be credited to Transferring Employees on the Closing Date to the extent not then taken. Buyer shall grant Transferring Employees time off with pay (vacation) for this full credited amount, or pay in lieu of time off for any portion not taken by December 31, 1996. Within fifteen (15) days after the actual date of Closing Seller shall pay to Buyer the amount of such earned vacation pay payable by Buyer to such Transferring Employees.

                        (ii) Vacation accruing in 1996 to be taken in 1997 by Transferring Employees will be determined in accordance with Buyer's vacation policy. In the application of Buyer's vacation policy, Buyer shall recognize service of such Employees with Seller and its predecessors to the extent Seller recognized such service under its vacation policy. Seller shall provide Buyer, on or before the Closing Date, with a list of such recognized service including the number of vacation weeks earned under Seller's Plan for all Employees as of May 1, 1996. For those Transferring Employees who remain in Buyer's employment until at least January 1, 1997, Buyer will accrue vacation from January 1, 1996 notwithstanding the fact that the Transferring Employees were not its Employees until after the Closing Date. For those who do not remain in employment with Buyer until year end, vacation will accrue 1/12 pro rata for each completed calendar month of employment between the Closing Date and December 31, 1996.

                  (e).  Severance Pay Obligations.

                        (i) Seller assumes all severance pay obligations, if any, for all Employees who are not hired by Buyer pursuant to Seller's policies, plans, or agreements relating to severance from employment.

                        (ii) Any Salaried Transferring Employee hired by Buyer who is terminated during the first six (6) months following the month in which the Closing Date occurs, for reasons other than cause or misconduct, shall receive severance pay from Buyer equal to that which he or she would have received under Seller's severance pay policies as written on January 1, 1996, generally applicable to Seller's Employees in like positions and pay status in the same amount which would have been payable had such Salaried Transferring Employee not been hired by Buyer. Seller shall provide Buyer with copies of its applicable policies as soon as reasonably practical after signing of this Agreement.

                        (iii) Any Salaried Transferring Employee hired by Buyer who is terminated by Buyer after the six (6) month period in (ii) above or any other Transferring Employee will receive severance pay, if any, in accordance with Buyer's severance pay policies uniformly applicable to other Employees in positions of similar status and pay. In the application of such policies, Buyer shall recognize the Transferring Employee's service with Seller from his or her most recent date of hire with Seller.

            11.4  Employee Benefits.

                  (a). All Transferring Employees of the Northwest or Remaining Louisiana Businesses who accept employment with Buyer and commence such employment immediately on the Closing Date will be, starting on the Closing Date, covered by Buyer's existing employee benefit plans in accordance with their terms and will be subject to Buyer's existing employment policies, as applicable to Buyer's Employees who are similarly situated. Transferring Employees shall be credited with their service with Seller from their most recent date of hire for purposes of vesting, participation and eligibility (but not benefit calculations, except as provided in Section 11.5(c) pertaining to certain Salaried Employees), under Buyer's plans and policies, as though such service had been with Buyer.

                  (b). With respect to Buyer medical coverage, there shall be no waiting period for participation by Transferring Employees or their dependents and they shall be credited with any deductibles satisfied under Seller's medical plans for claims incurred during calendar year 1996 in meeting the deductible requirements of Buyer's plans. Buyer will also waive any preexisting condition restrictions under the Buyer Welfare Plans with respect to Transferring Employees or their dependents.

                  (c). Buyer will provide no benefit coverage to a Transferring Employee or his or her dependents to the extent that such person has not reported to work and continues to be eligible by reason of disability under the Seller Welfare Plans in accordance with their terms as in effect immediately prior to the Closing Date.

                  (d). In particular, but without limitation, (i) claims for medical, hospital or other health care expenses incurred by Transferring Employees or their dependents on or after the Closing Date shall be covered under the Buyer Welfare Plans, subject to the limitations thereof and claims for such expenses incurred by Transferring Employees or their dependents prior to the Closing Date shall be covered, subject to the limitations thereof (but in accordance with the terms of this Agreement), under Seller's Welfare Plans;
(ii) claims of Transferring Employees or their dependents for life insurance, accidental death and dismemberment and disability benefits with respect to death, disability or other injury occurring on or after the Closing Date shall be covered under Buyer's Welfare Plans, and claim for such benefits with respect to death, disability or injury occurring prior to the Closing Date shall be covered under Seller's plans (as applicable). The amount and type of benefits payable in any case shall be determined in accordance with the terms of the applicable Welfare Plan. Seller and Buyer acknowledge that certain Transferring Employees who will have attained age 65 or age 55 and 5 years of service for purposes of Seller's retiree medical plan as of the Closing Date will be eligible to elect retiree medical coverage under Seller's retiree medical plan, but only if they do so immediately after the Closing Date; that such coverage requires payment of contributions in an amount determined by Seller pursuant to Seller's retiree medical plan with respect to all participants in such retiree plans and is secondary to active coverage under Buyer's medical plans while the Transferring Employees are participating in any of Buyer's medical plans which may cover such Employees.

            11.5  Retirement Plan Matters.

                  (a). Seller Retirement Plans. "Seller Retirement Plans" shall mean the Cavenham Forest Industries Inc. Retirement Plan for Hourly Paid Employees and Cavenham Forest Industries Inc. Retirement Plan for Salaried Employees.

                  (b). Vesting of Benefits. As of the Closing Date, all Transferring Salaried Employees shall become fully vested in their accrued benefits under the Seller Retirement Plans. Buyer will recognize past service credited under the Seller's Retirement Plan for purposes of determining vesting requirements under Buyer's Plan for Transferring Employees.

                  (c). Determination of Benefits/Payment of Supplement. Seller will provide Buyer with a statement, within 180 days of Closing, listing credited service and accrued benefits (expressed as a Single Life Annuity) through the Closing Date as determined under Seller's Plan for Salaried Employees (the "CSAB Statement"). Such accrued benefit amounts shall be listed in the CSAB Statement for each Transferring Employee. The accrued benefit amount shall be calculated by Seller's actuary, Hewitt Associates, in consultation with Seller and Buyer (and, at Buyer's option, Buyer's actuary), using assumptions shown on the CSAB Statement in conjunction with Seller's current retirement plan formula. Buyer shall provide each Transferring Salaried Employee, upon retirement, a supplemental retirement benefit under its Salaried Retirement Plan, or under such other form of supplemental plan or payment acceptable to Buyer, (a "Supplement") equal to:

                        (i) the age 62 Single Life Annuity amount, taking into account the credited service listed in the CSAB Statement as applied to the benefit formula of Buyer's Salaried Retirement Plan, using compensation with Buyer at retirement, minus,

                        (ii) the amount of accrued benefit set forth in the CSAB Statement for each such Transferred Salaried Employee.

                  If the Supplement is provided under Buyer's Salaried Retirement Plan, such Supplement shall be adjusted pursuant to any options elected by such Employee pursuant to such plan. If provided outside of Buyer's Salaried Retirement Plan, such Supplement will be calculated on an actuarial equivalent basis, using assumptions no less favorable than the assumptions listed on Schedule 11.5(c) which are used by Seller in determining the accrued benefit amount. Such Supplement shall be in addition to any benefits earned by such Employees as a participant in Buyer's Salaried Retirement Plan based upon their credited service with Buyer and compensation from Buyer after the Closing Date.

                  (d). Hourly Retirement Plan. For hourly Transferring Employees and Bargaining Unit Employees, Seller remains responsible for all liabilities of the Cavenham Forest Industries Inc. Retirement Plan for Hourly Paid Employees for benefits accrued as of the Closing Date. After the Closing Date, Buyer will provide an appropriate Hourly Retirement Plan for all Transferring Employees and an appropriate retirement plan for all Bargaining Unit Employees consistent with Buyer's existing retirement plans covering similarly situated Employee throughout the country. Buyer will credit Transferring Employees with service since their most recent date of hire with Seller for purposes of meeting the vesting requirements of Buyer's plan covering such Employees.

            11.6 Employee Payroll Information. Seller shall transfer to Buyer copies of any records relating to withholding and payment of income and unemployment taxes (federal, state and local) and FICA and FUTA taxes with respect to wages paid to Employees hired by Buyer for the calendar year in which the Closing occurs (including, without limitation, Forms W-4 and Employee's Withholding Allowance Certificate). Buyer shall provide such Employees with Forms W-2, Wage and Tax Statement, for the calendar year in which the Closing occurs setting forth the wages paid and taxes withheld with respect to such Employees for such calendar year by Seller and Buyer as predecessor and successor Employees, respectively, as provided by Revenue Procedure 84-77.

            11.7 No Third-Party Beneficiary. This Agreement is being entered into solely for the benefit of the parties hereto, and the parties do not intend that any Employee or any other person shall be a third-party beneficiary of the covenants by either Seller or Buyer contained in this Agreement; provided, however, that any Transferring Salaried Employee shall have the right to directly enforce the provisions of Section 11.5(c) against Buyer, and if legal action is instituted in connection therewith, the prevailing party shall be entitled to its reasonable attorney fees as set by the court or courts at trial and on any appeal.

            11.8 Labor Matters. As of the date hereof, but not as of the Closing Date or any other date, except as set forth in Schedule 11.8,
(i) within the last two years the Seller has not experienced any material work stoppage due to labor disagreements with respect to the Northwest or Remaining Louisiana Businesses; (ii) Seller is a party to a collective bargaining agreement relating to the Northwest Business; (iii) there is no unfair labor practice charge or complaint against the Seller relating the Northwest and Remaining Louisiana Businesses pending or, to the knowledge of the Seller, threatened, before the National Labor Relations Board or other similar local tribunal; (iv) there is no labor strike, request for representation, slowdown or stoppage actually pending or to the knowledge of the Seller, threatened against or affecting the Seller relating to the Northwest and Remaining Louisiana Businesses; (v) to the knowledge of the Seller, no question concerning representation as defined in the National Labor Relations Act is pending or threatened against Seller respecting the Northwest and Remaining Louisiana Businesses; and (vi) no arbitration proceeding arising out of or under any collective bargaining agreement relating to the Northwest and Remaining Louisiana Businesses is pending or, to the knowledge of the Seller, is threatened.

            11.9 Indemnification. Anything in this Agreement to the contrary notwithstanding, the Buyer agrees to indemnify the Seller against and hold the Seller harmless from any and all claims, losses, damages, expenses,obligations and liabilities arising out of or otherwise in respect of any failure of the Buyer to discharge their respective obligation under this Section 11.
Anything in this Agreement to the contrary notwithstanding, the Seller agrees to indemnify the Buyer against and hold the Buyer harmless from any and all claims, losses, damages, expenses, obligations and liabilities arising out of or otherwise in respect of any failure of Seller to discharge their respective obligation under this Section 11. This indemnity shall survive closing.

      12.  Miscellaneous.

            12.1 Finders. Buyer and Seller respectively represent and warrant that they have not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated by it. Seller shall indemnify and hold Buyer harmless from and against any and all claims for brokers' commissions made by any third party as a result of this Agreement and the transaction contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Seller. Buyer shall indemnify and hold Seller harmless from and against any and all claims for brokers' commissions made by any third party as a result of this Agreement and transactions contemplated hereunder to the extent that any such commission was incurred, or alleged to have been incurred, by, through or under Buyer.

            12.2 Entire Agreement. This Agreement (with its Schedules and Exhibits) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, supersedes any previous agreements and understandings between the parties with respect to those matters, and cannot be changed or terminated orally.

            12.3 Governing Law. Seller and Buyer each hereby consent to personal jurisdiction in any action brought with respect to this Agreement and the transactions contemplated hereunder in the State of Washington and to the arbitration described in Section 9.2. Section 9.1 of this Agreement shall be governed by and construed in accordance with the law of the State of Washington generally, and RCW 64.04.005 specifically, without giving effect to conflicts of law principles thereof. The balance of this Agreement shall be governed by and construed in accordance with the laws of the State of Washington, including the conflicts of laws principles thereof.

            12.4 Tables of Contents and Headings. The table of contents and section headings of this Agreement and titles given to Schedules to this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

            12.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such address as a party may have specified by notice given to the other party pursuant to this provision):

            If to Buyer to:

            Willamette Industries, Inc.
            1300 S.W. Fifth Avenue, Suite 3800
            Portland, Oregon 97201
            Attention:  Chief Financial Officer

            With a copy to:

            Miller, Nash, Wiener, Hager & Carlsen
            111 S.W. Fifth Avenue, Suite 3500
            Portland, Oregon 97204
            Attention:  J. Franklin Cable

            If to Seller, to:

            Cavenham Forest Industries Inc.
            1800 SW First Avenue, Suite 500
            Portland, OR 97201
            Attention:  President

            With a copy to:

            Cavenham Energy Resources Inc.
            1800 SW First Avenue, Suite 500
            Portland, OR 97201
            Attention:  President

            With a copy to:

            Hanson Natural Resources Company
            1800 SW First Avenue, Suite 500
            Portland, Oregon 97201
            Attention:  Co-President

            With a copy to:

            Hanson Industries
            99 Wood Avenue South
            Iselin, New Jersey  08830
            Attention:  General Counsel

            With another copy to:

            Cavenham Forest Industries Inc.
            1800 SW First Avenue, Suite 500
            Portland, OR 97201
            Attention: General Counsel

            12.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

            12.7 Further Assurances and Assistance. Buyer and Seller agree that each will execute and deliver to the other any and all documents, in addition to those expressly provided for herein, that may be necessary or appropriate to effectuate the provisions of this Agreement, whether before, at or after the Closing. Seller agrees that, at any time and from time to time after the Closing, it will execute and deliver to Buyer such further assignments or other written assurances as Buyer may reasonably request to perfect and protect Buyer's title to the Assets.

            12.8 Survival. The terms, covenants, agreements, representations and warranties contained in or made pursuant to this Agreement together with all indemnities and undertakings contained herein shall survive the Closing, subject to the time limits specified herein, if any, delivery of the Purchase Price and delivery and/or recordation of the instruments of conveyances and assignment, bills of sale, assignments of contract rights and other closing documents, and shall not be deemed to have been merged in any of the documents delivered at the Closing, irrespective of any investigation made by or on behalf of any party.

            12.9 Waiver. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and signed by the party waiving such provision.

            12.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Except as expressly set forth in Section 11.7, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, including any such person or entity asserting rights as a third party beneficiary with respect to environmental matters. No assignment of this Agreement or of any rights or obligation hereunder may be made by either party (by operation of law or otherwise) without the prior written consent of the other and any attempted assignment without the required consent shall be void; provided, however, that no such consent shall be required of Buyer to assign its rights under this Agreement to one or more Designees, but no such assignment by Buyer of its rights or obligations hereunder shall relieve Buyer of any of its obligations to Seller under this Agreement. Further, no such consent shall be required of Seller to assign its rights or obligations under this Agreement to one or more Affiliates of Seller, but no such assignment by seller of its rights or obligations hereunder shall relieve Seller of any of its obligations to Buyer hereunder.

            12.11 Best Knowledge. As used in this Agreement "to the best of Seller's knowledge" shall mean actual knowledge possessed by William B. Freck, the Division General Counsel for Seller, David E. Harris, the Division Chief Financial Officer of Seller, Richard E. Dahlin, the Division Vice President for the Northwest Business, and Lee T. Alford, the Division Vice President for the Remaining Louisiana Businesses, all of whom are executive officers of Seller, and any of the forest managers or the mill manager of Seller; and "to the best of Buyer's knowledge" shall mean actual knowledge possessed by any executive officer or supervisory employee of Buyer.

            12.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but which together shall constitute one and the same Agreement.

            12.13 No Recordation. Neither this Agreement nor a memorandum hereof shall be recorded in any jurisdiction or public record.

            12.14 Transitional Services. At the request of Buyer, Seller will continue to provide accounting, payroll, and general administration services to Buyer for a reasonable period of time after the Closing on a basis consistent with past practice. At the request of Seller, Buyer will continue to provide accounting, payroll, and general administration services to Seller for a reasonable period of time after the Closing on a basis consistent with past practice.

            12.15  INTENTIONALLY LEFT BLANK

            12.16 Notice of Reforestation Requirements. In accordance with ORS 527.665, Schedule 12.16 is notice to Buyer of Seller's reforestation requirements pursuant to the Oregon Forest Practices Act.

            12.17 Buyer's Designees. Notwithstanding that Buyer's Designees may be the "grantees" and "assignees" on conveyance instruments executed by Seller pursuant to Section 3.4, Buyer's assumption of liabilities as provided in Section 1.8(a) and in the instruments described in Section 3.4 shall in no way be diminished; at Closing Buyer shall, at Seller's request, execute the Bill of Sale, Assignment, Acceptance, and Assumption, and the assignments of other Contracts, permits and licenses described in Section 3.4 for the Assets to be transferred to Buyer's Designees, notwithstanding that the Designees also execute such instruments for such Assets. With respect to Section 11, Buyer shall cause each of its Designees, as applicable, to comply with all obligations of Buyer under Section 11; provided, such Designee's terms and conditions of employment (including vacation policies, severance policies, and other benefit plans) shall be substituted for Buyer's terms and conditions of employment (including vacation policies, severance policies, and other benefit plans); and provided, further, that with respect to Section 11.5(c), if a Designee does not have a defined benefit retirement plan, the Supplement (for this purpose calculated by using Buyer's retirement plan formula and the actuarial assumptions set forth on Schedule 11.5(c)) shall be provided to the Transferring Employee hired by such Designee through an alternative form (such as a single-life annuity or a lump sum payment of the present value of such Supplement). Buyer shall indemnify, defend, and hold harmless Seller from all claims, actions, suits, and liabilities arising from the Designees against Seller by reason of this Agreement or the transactions contemplated herein; provided, that Buyer may submit, on behalf of a Designee, any such claim, action, suit, or liability that Buyer is entitled to submit under this Agreement.

            12.18 No Presumptions. This Agreement is a result of negotiations between Seller and Buyer, both of whom are represented by counsel of their choosing. No presumption shall exist in favor of either party concerning the interpretation of the documents constituting this Agreement by reason of which party drafted the documents.

            12.19 Disclaimer Required by Oregon Statute. THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS, WHICH, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND EXISTENCE OF FIRE PROTECTION FOR STRUCTURES.

            12.20 Joint and Several Liability of Seller. Hanson, CERI, and CFII are jointly and severally liable for the representations, warranties, covenants and obligations of Seller in this Agreement.

Dated 3/12/96


SELLER:                       Cavenham Forest Industries Inc.,
                              a Delaware corporation


                              By: /s/ R. A. Carson
                              Title: President



SELLER:                       Cavenham Energy Resources Inc.,
                              a Delaware corporation


                              By: /s/ R. A. Carson
                              Title: President

                              Hanson Natural Resources Company
                              By Cavenham Forest Industries Inc.,
                                    general partner


                              By: /s/ R. A. Carson
                              Title: President


BUYER:                        Willamette Industries, Inc.,
                              an Oregon corporation


                              By: /s/ Steven R. Rogel
                              Title: President & CEO

                                   SCHEDULES


Schedule 1.1(a)         description of parcels of real property (Timberland)

Schedule 1.1(c) buildings, improvements, roads, bridges, permits, and easements on or appurtenant to real property

Schedule 1.1(d)         related facilities

Schedule 1.1(e)         other rights related to real property

Schedule 1.1(g) description of Mineral Rights held separate from Timberland

Schedule 1.2 description of Mill Facilities, permits, rights, contracts and licenses related thereto

Schedule 1.3            Long Term Leases

Schedule 1.4(b)         mobile equipment, machinery, equipment,
                        tools, fixtures and furniture

Schedule 1.4(d)         contracts (including service contracts,
                        sales and purchase orders and
                        commitments), leases, permits and
                        licenses not related to real property

Schedule 1.5(h) excluded personal property located at Portland office or elsewhere

Schedule 1.8            form of Assignment, Acceptance, and
                        Assumption Agreement

Schedule 1.8(b)(ii)     accrued expenses

Schedule 1.8(b)(iv)     exceptions for Affiliates of Seller

Schedule 1.9 form of offer for Chipper Facility and Site for right of first refusal

Schedule 1.10 form of offer for Wauna Acreage for right of first refusal

Schedule 2.1(a)         Escrow Agreement

Schedule 3.4(a)         instruments of transfer to real property

Schedule 3.4(a)(a)      form of bill of sale with indemnity

Schedule 3.4(a)(a)(a)   form of assignment for Long Term Leases

Schedule 4.             title reports and commitments

Schedule 5(a)           operating plan

Schedule 5(b)           harvesting formula

Schedule 5(c)           real estate plan

Schedule 6.3            Material Contracts

Schedule 6.4            claims, litigation, proceedings,
                        governmental investigations

Schedule 6.6            environmental conditions

Schedule 8.7            confidentiality agreement

Schedule 8.8            allocation

Schedule 8.10           access agreement

Schedule 11.1(a)        list of executive officers

Schedule 11.1(d) list of all Employees in Northwest Business and Remaining Louisiana Businesses

Schedule 11.2(f)        list of disabled employees/leave of
                        absences

Schedule 11.5(b) list of Transferring Salaried Employees credited service

Schedule 11.5(c)        actuarial assumptions

Schedule 11.8           labor matters

Schedule 12.16          reforestation requirements